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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred share purchase rights)

of

BEI Technologies, Inc.

at $35.00 Net Per Share

by

Beacon Purchaser Corporation,

an indirect wholly owned subsidiary of
Schneider Electric SA

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 30, 2005, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 21, 2005, AMONG BEI TECHNOLOGIES, INC. (THE "COMPANY"), SCHNEIDER ELECTRIC SA ("PARENT") AND BEACON PURCHASER CORPORATION, AN INDIRECT WHOLLY OWNED SUBSIDIARY OF PARENT ("PURCHASER"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN BY THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH REPRESENTS A MAJORITY OF THE SHARES OUTSTANDING (ON A FULLY DILUTED BASIS) ON THE EXPIRATION DATE, (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, (3) THE OBTAINING OF REQUIRED FINAL CLEARANCES UNDER THE COMPETITION LAWS OF GERMANY AND AUSTRIA, (4) CONFIRMATION FROM THE DEFENSE SECURITY SERVICE OF THE UNITED STATES DEPARTMENT OF DEFENSE THAT A SPECIFIED SECURITY CLEARANCE OF THE COMPANY WILL REMAIN IN EFFECT WITHOUT THE IMPOSITION BY THE DEFENSE SECURITY SERVICE OF SECURITY ARRANGEMENTS MORE BURDENSOME THAN CERTAIN AGREED ARRANGEMENTS, (5) COMPLETION OF REVIEW BY THE COMMITTEE ON FOREIGN INVESTMENT IN THE UNITED STATES WITH NO ACTION HAVING BEEN TAKEN BY THE PRESIDENT OF THE UNITED STATES TO PREVENT COMPLETION OF PARENT'S ACQUISITION OF THE COMPANY AND (6) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD, OR CONFIRMATION THAT THERE WILL BE NO FURTHER REVIEW, UNDER THE UNITED STATES INTERNATIONAL TRAFFIC IN ARMS REGULATIONS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION.

(continued on following page)

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

August 3, 2005

(continued from preceeding page)

        PURSUANT TO TRANSACTION SUPPORT AGREEMENTS (THE "TRANSACTION SUPPORT AGREEMENTS"), DATED AS OF JULY 21, 2005, BY AND AMONG PARENT, PURCHASER AND CERTAIN HOLDERS OF SHARES, INCLUDING CHAIRMAN AND CHIEF EXECUTIVE OFFICER CHARLES CROCKER, WHO COLLECTIVELY HOLD SHARES REPRESENTING APPROXIMATELY 21% OF THE SHARES OUTSTANDING, SUCH STOCKHOLDERS HAVE AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES IN THE OFFER, SUBJECT TO THE PROVISIONS OF THE TRANSACTION SUPPORT AGREEMENTS. SEE "TRANSACTION SUPPORT AGREEMENTS" IN SECTION 10 OF THIS OFFER TO PURCHASE.

        THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (1) HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND (2) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER.

IMPORTANT

        Any stockholder of the Company desiring to tender all or any portion of such stockholder's Shares must either:

  (1)
  (a) complete and sign the enclosed Letter of Transmittal (as defined herein) (or facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, (b) have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), (c) mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and (d) either (i) deliver the certificates for such Shares to the Depositary or (ii) tender such Shares pursuant to the procedure for book-entry transfer discussed in Section 3 of this Offer to Purchase; or

  (2)
  request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

        Any stockholder of the Company who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary by the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery discussed in Section 3 of this Offer to Purchase.

        Questions and requests for assistance may be directed to the Dealer Manager (as defined herein) or the Information Agent (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other tender offer materials may also be directed to the Information Agent. A stockholder may also contact such stockholder's broker, dealer, commercial bank or trust company for assistance.

ii

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
INTRODUCTION		6
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER		8
1.	Terms of the Offer	8
2.	Acceptance for Payment and Payment for Shares	11
3.	Procedures for Accepting the Offer and Tendering Shares	12
4.	Withdrawal Rights	15
5.	Certain Federal Income Tax Consequences	16
6.	Price Range of the Shares; Dividends	17
7.	Certain Information Concerning the Company	18
8.	Certain Information Concerning Purchaser and Parent	20
9.	Sources and Amount of Funds	21
10.	Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements	21
11.	Plans for the Company; Other Matters	47
12.	Dividends and Distributions	49
13.	Conditions to the Offer	50
14.	Effect of the Offer on the Market for the Shares; NASDAQ Quotation; Exchange Act Registration; Margin Regulations	52
15.	Certain Legal Matters; Regulatory Approvals	54
16.	Fees and Expenses	58
17.	Miscellaneous	58
Schedule I—Information Concerning Directors and Executive Officers of Purchaser and Parent		I-1

iii

SUMMARY TERM SHEET

        Beacon Purchaser Corporation is offering to purchase all of the issued and outstanding shares of common stock (including the associated Company Rights (as defined herein), the "Shares") of BEI Technologies, Inc. for $35.00 per Share in cash. The following are some of the questions that you, as a stockholder of BEI Technologies, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is Offering to Buy My Securities?

        Our name is Beacon Purchaser Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all of the Shares and have carried on no activities other than in connection with the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Schneider Electric SA, Beacon Purchaser Corporation and BEI Technologies (the "Merger Agreement"). We are an indirect wholly owned subsidiary of Schneider Electric SA, a societé anonyme organized under the laws of the Republic of France. See "Introduction" and Section 1.

What are the Classes and Amounts of Securities Sought in the Offer?

        We are seeking to purchase all of the issued and outstanding Shares. See "Introduction" and Section 1.

How Much Are You Offering to Pay? What is the Form of Payment? Will I Have to Pay Any Fees or Commissions?

        We are offering to pay $35.00 per Share, net to you, in cash. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction."

Do You Have the Financial Resources to Make Payment?

        Schneider Electric SA, our ultimate parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer, and not withdrawn, and will provide funding for the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Schneider will use its cash on hand and other financing sources for this purpose. The Offer is not subject to any financing condition. See Section 9.

Is Your Financial Condition Relevant to my Decision to Tender in the Offer?

        Because the form of payment consists solely of cash and all of the funding that will be needed will come from Schneider's cash on hand and other financing sources, we do not think our financial condition is relevant to your decision as to whether to tender your Shares into the Offer. The Offer is not subject to any financing condition. See Section 9.

How Long Do I Have to Decide Whether to Tender in the Offer?

        You will be able to tender your Shares in the Offer at least until 12:00 midnight, New York City time, on Tuesday, August 30, 2005, which is the initial expiration date for the Offer. If the Offer is extended or if there is a "subsequent offering period", you will also be able to tender your Shares during any such extended or subsequent period. If you cannot deliver everything that is required in order to make a valid tender by the expiration date (as it may be extended), you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

Can the Offer be Extended and Under What Circumstances?

        We have agreed in the Merger Agreement that:

  •
  The Offer will be automatically extended beyond the scheduled expiration date from time to time, if at that date any of the conditions (the "Offer Conditions"), as defined in the Merger Agreement and explained further herein, to our obligation to accept for payment and to pay for the Shares are not satisfied or, to the extent permitted by the Merger Agreement, waived. Any such extension would be for a period of ten business days (or such other number of business days as may be jointly determined by Purchaser and the Company), with no such period ending later than February 28, 2006.

  •
  We may in our discretion extend the Offer for one or more subsequent offering periods up to an additional 20 business days in the aggregate pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended. In addition, if immediately after the time at which Purchaser first accepts for payment any Shares tendered pursuant to the Offer (the "Acceptance Time"), the Shares accepted for payment by Purchaser do not represent at least 90% of the outstanding Shares, then Purchaser shall provide for a subsequent offering period of at least three business days in accordance with Rule 14d-11 under the Exchange Act. There will be no withdrawal rights during any subsequent offering period.

        See Section 1 of this Offer to Purchase for more details on the circumstances under which the Offer may be extended.

        Subject to the foregoing, the Offer may be extended for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer or any period required by applicable law.

How Will I be Notified if the Offer is Extended?

        If the Offer is extended, we will inform American Stock Transfer & Trust Company, the depositary for the Offer (in such capacity, the "Depositary"), of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1.

What are the Most Significant Conditions to the Offer?

  •
  We are not obligated to accept for payment or to purchase any Shares that are validly tendered unless the number of Shares validly tendered and not properly withdrawn before the expiration of the Offer represents a majority of the then outstanding Shares on a fully diluted basis on the expiration date of the Offer. We call this condition the "Minimum Condition." For purposes of the Offer, "on a fully diluted basis" means, as of any time, the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants, options or obligations outstanding at that date under any of the Company's employee benefit arrangements or otherwise, whether or not vested or then exercisable. See Section 10.

  •
  We are not obligated to accept for payment or to purchase Shares that are validly tendered unless the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has expired or been terminated by the expiration of the Offer. See Section 15.

  •
  We are not obligated to accept for payment or to purchase Shares that are validly tendered unless required final clearances under the competition laws of Germany and Austria applicable to the purchase of Shares pursuant to the Offer have been obtained by the expiration date of the Offer. See Section 15.

  •
  We are not obligated to accept for payment or to purchase Shares that are validly tendered unless we have received confirmation from the Defense Security Service ("DSS") of the United

    States Department of Defense that an existing security clearance relating to the Company's facility in Arkansas will remain in effect following the acquisition of Shares pursuant to the Offer without the imposition by the DSS of any security arrangement that is more burdensome than the most burdensome Agreed Arrangement, as that term is defined in the Merger Agreement. See Section 15.

  •
  We are not obligated to accept for payment or to purchase Shares that are validly tendered unless (A) the period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended ("Exon-Florio"), shall have expired, and the President of the United States has not taken any action to prevent the purchase of Shares tendered pursuant to the Offer or the completion of the Merger, or (B) CFIUS or a related governmental entity has provided a written notice to the effect that review of the transactions contemplated by the Merger Agreement has been concluded, and that a determination has been made that there are no issues of national security sufficient to warrant investigation under Exon-Florio. See Section 15.

  •
  We are not obligated to accept for payment or to purchase Shares that are validly tendered unless either (A) the waiting period under International Traffic in Arms Regulations ("ITAR") has expired or otherwise been terminated, or (B) the U.S. Department of State has provided a written notice to the effect that no further review of the transactions contemplated by the Merger Agreement under ITAR will occur. See Section 15.

  •
  We are not obligated to accept for payment or to purchase Shares that are validly tendered pursuant to the Merger Agreement and prior to the date shares are first accepted for payment under the Offer if, among other things, any event has occurred since the date of the Merger Agreement that has had, and continues to have, an effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, subject to certain exceptions.

  •
  The Offer is also subject to a number of other conditions. See Section 13.

Can Shares of Unvested Restricted Stock be Tendered in the Offer?

        No. While the Offer is open to all Shares that may be validly tendered, by virtue of the restrictions on transfer applicable to Shares that constitute unvested restricted stock of the Company prior to the Acceptance Time, no such Shares can be validly tendered pursuant to the Offer at or prior to the Acceptance Time. Any such unvested restricted Shares may only be validly tendered in a "subsequent offering period," since at that time such Shares will have vested in accordance with terms of the Company's equity incentive plan. If you tender any unvested restricted Shares prior to the Expiration Date, such Shares will be held by the Depositary pending the occurrence of any "subsequent offering period," subject to your right during the Offer to request to withdraw such Shares, and any such Shares will be considered validly tendered, and therefore will be accepted for payment, during any subsequent offering period if such period occurs, unless such Shares have been withdrawn during the Offer. We have agreed to provide a subsequent offering period of at least three business days if the Shares accepted for payment by Purchaser pursuant to the Offer do not represent at least 90% of the outstanding Shares in order for such previously restricted Shares to be tendered following their vesting.

How Do I Tender My Shares?

        To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary, not later than the time at which Offer expires. If your Shares are held in street name, the Shares can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three trading days on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3.

Until What Time May I Withdraw Previously Tendered Shares?

        You may withdraw Shares at any time until the Offer, as it may be extended, has expired. This right to withdraw, however, will not apply to any subsequent offering period discussed in Section 1. See Section 4.

How Do I Withdraw Previously Tendered Shares?

        To properly withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4.

What Does the BEI Technologies Board of Directors Recommend Regarding the Offer?

        We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the Company's board of directors. The board of directors of the Company unanimously (1) has determined that the Offer is fair to, and in the best interests of, the Company's stockholders, and (2) recommends that the Company's stockholders accept the Offer. See "Introduction."

Have Any BEI Technologies Stockholders Agreed to Tender Their Shares?

        Yes. Concurrently with entering into the Merger Agreement, we entered into Transaction Support Agreements with several stockholders of the Company, including the Company's Chairman and Chief Executive Officer Charles Crocker, who collectively beneficially own 3,205,758 Shares, which constituted approximately 21% of the Shares outstanding as of the date of the Merger Agreement. Under the Transaction Support Agreements, these stockholders have agreed, among other things, to tender their Shares in the Offer and to vote for the adoption of the Merger Agreement. The same stockholders have also entered into Noncompetition Agreements with the Company and Parent. See Section 11.

If a Majority of the Outstanding Shares Are Tendered and Accepted for Payment, Will BEI Technologies Continue as a Public Company?

        No. Following the purchase of Shares in the Offer, we expect to complete the Merger. If the Merger takes place, BEI Technologies will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares pursuant to the Offer, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on NASDAQ, there may not be a public trading market for Shares, and BEI Technologies may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 14.

Will the Tender Offer Be Followed by a Merger if All of the Shares Are Not Tendered in the Offer?

        Yes. If we accept for payment and pay for a majority of the Shares on a fully diluted basis, Purchaser will be merged with and into BEI Technologies. If the Merger takes place, Parent will indirectly own all of the issued and outstanding Shares of BEI Technologies, and all remaining stockholders of BEI Technologies, other than Purchaser, will receive in the Merger $35.00 per Share in cash, or any higher price per share that is paid in the Offer, subject to appraisal rights. See "Introduction."

If I Decide Not to Tender, How Will the Offer Affect My Shares?

        If the Merger described above takes place, stockholders not tendering in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If the Merger does not take place, however, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there no longer will be an active public trading market, or, possibly, there may not be any public trading market for the Shares. Also, as described above, BEI Technologies may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See "Introduction" and Sections 11 and 14.

Is There Any Pending Litigation Related to the Tender Offer?

        Yes. On July 29, 2005, an alleged stockholder of the Company commenced a stockholder class action in California Superior Court in San Francisco against the Company and the Company Board. The lawsuit is captioned Laborers' Local #231 Pension Fund v. BEI Technologies, Inc., et al., Case No. 05-443578. The complaint alleges claims for breach of fiduciary duties in connection with the decision of the Company and the Company Board to enter into the Merger Agreement. In the event that a majority of the Shares are tendered in the Offer, the Company and the individual defendants intend to rely upon the acceptance of the Offer in defense of the claims asserted in the litigation. See Section 15.

What Is the Market Value of My Shares as of a Recent Date?

        On July 21, 2005, the last trading day before we announced the acquisition, the last sale price of Shares reported on NASDAQ was $29.25 per Share. On August 2, 2005, the last trading day before we commenced the Offer, the last sale price of Shares reported on NASDAQ was $34.75. We encourage you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See Section 6.

Will I be Paid the Regular Quarterly Dividend on my Shares?

        Pursuant to the Merger Agreement, the Company has agreed not to pay any dividend with respect to any shares of the Company's capital stock, except for, prior to the time at which Purchaser first accepts for payment any Shares tendered pursuant to the Offer, the regular quarterly cash dividend in the amount of $.01 per issued and outstanding Share, which may be declared and paid by the Company on its historical schedule consistent with past practice.

Generally, What Are the United States Federal Income Tax Consequences of Tendering Shares?

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. See Section 5. We encourage you to seek independent tax advice regarding the tax consequences of tendering your Shares.

To Whom May I Speak if I Have Questions About the Tender Offer?

        You may call MacKenzie Partners, Inc. at (800) 322-2885 or Merrill Lynch & Co. at (609) 274-1091. MacKenzie Partners, Inc. is acting as the information agent and Merrill Lynch & Co. is acting as the dealer manager for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
BEI Technologies, Inc.:

INTRODUCTION

        Beacon Purchaser Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Schneider Electric SA, a societé anonyme organized under the laws of the Republic of France ("Parent"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $.001 per share (including the associated preferred share purchase rights issued pursuant to the Company Rights Agreement (as defined herein), the "Shares"), of BEI Technologies, Inc., a Delaware corporation (the "Company"), at a price of $35.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions discussed in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

        Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in "Important Tax Information" of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will charge any service fees. However, if a stockholder fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, such stockholder may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable in the Offer. Purchaser will pay fees and certain expenses of Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which is acting as the dealer manager for the Offer (in such capacity, the "Dealer Manager"), American Stock Transfer & Trust Company, which is acting as the depositary for the Offer (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as information agent for the Offer (in such capacity, the "Information Agent"), incurred in connection with the Offer subject to the the terms of any agreements entered into between Purchaser and/or Parent and such institutions. See Section 16.

        Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Transaction Support Agreements (as defined herein) with certain stockholders of the Company who collectively beneficially own 3,205,758 Shares, which constituted approximately 21% of the outstanding Shares as of the date of the Merger Agreement. The Transaction Support Agreements provide that, subject to certain exceptions, these stockholders will tender all of the Shares beneficially owned by them in the Offer. In addition, the Transaction Support Agreements provide that, subject to certain exceptions, these stockholders will vote all of their Shares in favor of adoption of the Merger Agreement and against (among other things) any action that would result in a breach in any material respect of any representation and warranty or covenant of the Company under the Merger Agreement or of such stockholders contained in the Transaction Support Agreements. The same stockholders have also entered into Noncompetition Agreements with the Company and Parent (the "Noncompetition Agreements").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 21, 2005 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), including the purchase of Shares tendered pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") in accordance with the Delaware General Corporation Law (the "DGCL"). At the time the Merger becomes effective (the "Effective Time"), each Share then outstanding (other than Shares held (i) by the Company or any wholly owned subsidiary of the Company or in the treasury of the Company, (ii) by Parent or any of its wholly owned subsidiaries, including Purchaser and (iii) by dissenting stockholders), will be converted into the right to receive $35.00 in cash, without interest, or any higher price per Share that is paid in the Offer. The Merger Agreement is more fully described in Section 10.

        THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND (2) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER.

        UBS Securities LLC ("UBS"), financial advisor to the Company, has delivered to the Company Board its opinion, dated as of July 21, 2005, to the effect that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations described in the opinion, the $35.00 per share in cash consideration to be received by the holders of shares of the Company's common stock in the Offer and the Merger (other than Mr. Charles Crocker and the beneficiaries of any trusts holding Shares and for which he acts as trustee and any of his affiliates) was fair, from a financial point of view, to such holders. The full text of UBS' opinion, dated as of July 21, 2005, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D- 9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to read the full text of that opinion carefully. UBS' opinion is not a recommendation to any holder of Shares as to whether such stockholder should tender Shares in the Offer or how such stockholder should vote with respect to the Merger.

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn by the Expiration Date (as defined herein) that number of shares which represents a majority of the Shares outstanding (on a fully diluted basis) on the Expiration Date (the "Minimum Condition"), (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (3) the obtaining of required final clearances under the competition laws of Germany and Austria, (4) confirmation from the Defense Security Service (the "DSS") of the United States Department of Defense that a specified security clearance of the Company will remain in effect without the imposition by the DSS of security arrangements more burdensome than certain agreed arrangements, (5) completion of review by the Committee on Foreign Investment in the United States ("CFIUS") with no action having been taken by the President of the United States to prevent Parent's acquisition of the Company and (6) the expiration or termination of any applicable waiting period, or confirmation that there will be no further review, under the United States International Traffic in Arms Regulations ("ITAR" and, together with the confirmation and review required under items (4) and (5) of this sentence, the "Specified Governmental Clearances"). The Offer also is subject to certain other conditions that are described in Section 13. Please read Section 13, which sets forth in full the conditions to the Offer, and Section 15, which sets forth additional information about HSR Act regulations, applicable foreign antitrust regulations and Specified Governmental Clearances. Purchaser's obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. See Section 9 for a description of Purchaser's financing arrangements.

        The Company has represented to Parent that, as of July 19, 2005, (i) 14,978,324 Shares were issued and outstanding, including 565,466 unvested restricted Shares, (ii) no preferred shares were outstanding, (iii) 200,000 preferred shares were reserved for future issuance upon exercise of Company Rights, (iv) options to purchase 344,058 Shares were outstanding, and (v) 564,670 Shares remained available for future issuance or grant pursuant to the Company option plan. Based on the number of Shares and options outstanding as set forth above, it is anticipated that the Minimum Condition will be satisfied if at least 7,661,192 Shares (excluding any unvested restricted Shares, which cannot be tendered except during any subsequent offering period) are tendered pursuant to the Offer and not withdrawn. See Section 11.

        The Merger Agreement provides that, following the Acceptance Time, Parent shall be entitled to designate all of the directors on the Company Board, provided that, until the Effective Time, the Company Board will have at least two members who are not affiliates or designees of Parent or Purchaser and were members of the Company Board prior to the date of the Merger Agreement (each a "Continuing Director"). The Merger Agreement provides that in no event shall the requirement to have at least two Continuing Directors result in Parent's designees constituting less than a majority of the Company Board unless Parent shall have failed to designate a sufficient number of individuals to constitute at least a majority. If the number of Continuing Directors is reduced below two for any reason whatsoever or immediately following the Acceptance Time there are not at least two then-existing directors of the Company who qualify to serve and are willing to serve as Continuing Directors, then the number of Continuing Directors required under the Merger Agreement shall be reduced to the number of then serving Continuing Directors (i.e., one or zero), unless any remaining Continuing Director is able to identify a person who qualifies as a Continuing Director and is willing to serve as a Continuing Director, in which case any such remaining Continuing Director will be entitled (but not required) to designate such person to fill such vacancy, and such newly designated director will be deemed a Continuing Director for purposes of the Merger Agreement. If requested by Parent, following the Acceptance Time, the Company has agreed to take, subject to compliance with applicable legal requirements, all actions necessary (including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the bylaws of the Company if necessary so as to increase such size) and/or promptly seeking the resignations of incumbent directors) to cause persons designated by Parent to be so elected or designated as directors of the Company. See Section 11.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied and Purchaser acquires Shares tendered pursuant to the Offer, Purchaser would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the adoption of the Merger Agreement. See Section 11.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date, as defined below, and not properly withdrawn in accordance with Section 4. Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered and not withdrawn in the Offer. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, August 30, 2005, unless and until, in accordance with the terms of the Merger Agreement, the period of time during which the Offer is open shall have been extended, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

        The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of the applicable waiting period imposed by the HSR Act, the obtaining of the Specified

Governmental Clearances or clearances under specified foreign antitrust laws or regulations, and the other conditions discussed in Section 13. If such conditions are not satisfied on or prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the SEC, to (i) decline to purchase any Shares tendered pursuant to the Offer, (ii) waive any or all Offer Conditions, as defined in the Merger Agreement (other than the Minimum Condition), and, to the extent permitted by applicable law, purchase all Shares validly tendered pursuant to the Offer and not properly withdrawn, or (iii) subject to the terms of the Merger Agreement, amend the Offer.

        Unless extended as provided pursuant to the Merger Agreement, the Offer shall expire on the date (the "Initial Expiration Date") that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) after the date on which the Offer commenced. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire (a "Subsequent Expiration Date"), any Offer Condition is not satisfied and has not been waived, then the Offer and its Expiration Date shall automatically be extended (and re-extended) for one or more periods of ten business days (or such other number of business days as may be jointly determined by Purchaser and the Company) per extension, with no such period ending later than February 28, 2006, in order to permit such Offer Conditions to be satisfied (subject to the right of Purchaser to waive any unsatisfied Offer Condition (other than the Minimum Condition) on the Expiration Date and accept for payment Shares tendered pursuant to the Offer. The Offer may not be terminated on or prior to the Expiration Date (as such Expiration Date may be extended and re-extended), unless the Merger Agreement is validly terminated in accordance with its terms. Subject to the Company's rights under the Merger Agreement, Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company's consent, provided that the Offer shall not be extended beyond February 28, 2006.

        By virtue of the restrictions on transfer applicable to Shares that constitute unvested restricted Shares of the Company prior to the Acceptance Time, no such Shares can be validly tendered pursuant to the Offer at or prior to the Acceptance Time. Any such unvested restricted Shares may only be tendered in a subsequent offering period of the Offer, following the vesting of such Shares in accordance with terms of the Company's equity incentive plan.

        Purchaser may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) following the Acceptance Time in accordance with Rule 14d-11 under the Exchange Act. If, immediately after the Acceptance Time, the Shares accepted for payment by Purchaser do not represent at least 90% of the outstanding Shares, then Purchaser shall provide for a subsequent offering period of at least three business days in accordance with Rule 14d-11 under the Exchange Act.

        Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period. During a subsequent offering period, Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

        The Merger Agreement provides that, without the prior written consent of the Company, neither Parent nor Purchaser shall (i) change or waive the Minimum Condition, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) except as otherwise provided for or specified in the Merger Agreement, extend or otherwise change the Expiration Date, (v) change the form of consideration payable in the Offer, (vi) amend or modify any of the Offer Conditions in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of the Shares, (vii) impose any condition to the Offer in addition to the Offer Conditions, or (viii) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting or that could reasonably be expected to have an adverse effect on any of the holders of the Shares.

        The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied (or to the extent permissible, waived) by the Expiration Date. If Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered by the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

        Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

        If Purchaser is delayed in its acceptance for payment of Shares tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein in Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period and pays for Shares tendered during the subsequent offering period in accordance with Rule 14d-11 under the Exchange Act, and (ii) the terms of the Merger Agreement, which require that Purchaser accept for payment Shares that are validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law and promptly pay for such Shares.

        If a material change is made in the terms of the Offer or the information concerning the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Company has provided Purchaser or its agent with the Company's stockholder list and security position listings for the purpose of disseminating this Offer to Purchase to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver (if permissible) of all the conditions to the Offer discussed in Section 13, Purchaser will accept for payment and will pay for all Shares validly tendered pursuant to the Offer on or prior to the Expiration Date and not properly withdrawn as soon as it is permitted to do so under applicable law. If there is a subsequent offering period following the Offer, Purchaser will immediately accept and promptly pay for all Shares as they are tendered in the subsequent offering period. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures discussed in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares tendered pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights discussed in Section 1, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment of the Offer Price.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure discussed in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        Subject to the Merger Agreement, Purchaser reserves the right to assign, in whole or from time to time in part, to any direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

        By virtue of the restrictions on transfer applicable to Shares that constitute unvested restricted Shares prior to the Acceptance Time, no such Shares can be validly tendered pursuant to the Offer at or prior to the Acceptance Time. Any such unvested restricted Shares may only be tendered in a subsequent offering period of the Offer, following the vesting of such Shares in accordance with terms of the Company's equity incentive plan. If a stockholder tenders any unvested restricted Shares prior to the Expiration Date, such Shares will be held by the Depositary pending the occurrence of any "subsequent offering period," subject to such stockholder's right during the Offer to withdraw such Shares. If tendered, such Shares will be considered validly tendered, and therefor will be accepted for payment, during any subsequent offering period, if such period occurs, unless such Shares have been withdrawn during the Offer. Purchaser has agreed to provide a subsequent offering period of at least three business days if the Shares accepted for payment by Purchaser do not represent 90% of the outstanding Shares in order for such Shares to be tendered following their vesting.

3.     Procedures for Accepting the Offer and Tendering Shares.

  Valid Tenders.

        In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case by the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  Book-Entry Transfer.

        The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

        Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees.

        No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery.

        If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

          (1)   such tender is made by or through an Eligible Institution;

          (2)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Expiration Date by the Depositary as provided below; and

          (3)   the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ Stock Market trading days after the date of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Determination of Validity.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties, subject to Purchaser's obligations under the Merger Agreement. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding, subject to Purchaser's obligations under the Merger Agreement.

  Other Requirements.

        By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Withholding.

        Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute

Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign a Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See "Important Tax Information" in the Letter of Transmittal.

4.     Withdrawal Rights.

        Tenders of Shares pursuant to the Offer are irrevocable, except that such Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. As discussed below, tendered Shares may not be withdrawn during any subsequent offering period.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and TIN of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares.If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as discussed in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If the Offer is extended, or if Purchaser is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding, subject to Purchaser's obligations under the Merger Agreement. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time on or prior to the Expiration Date or during a subsequent offering period by following one of the procedures described in Section 3.

        No withdrawal rights will apply to Shares tendered during a subsequent offering period, and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered pursuant to the Offer and accepted for payment. See Section 1.

        Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are discussed in Sections 1 and 13) (but subject to compliance with Rule 14e-1(c) under the Exchange Act and to the Merger Agreement), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in this Section 4.

5.     Certain Federal Income Tax Consequences.

        The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion applies only to stockholders of the Company who hold their Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular stockholders of the Company, including or to a stockholder of the Company that is subject to special treatment under United States federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the United States dollar, holders that exercise appraisal rights, persons that are, or hold their Shares through, partnerships or other pass-through entities, persons who, for United States federal income tax purposes, are a non-resident alien individuals, foreign corporations or foreign estates or trusts, persons who acquired their Shares through the exercise of an employee stock option or otherwise as compensation or persons who own or owned, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote). In addition, this discussion does not address any aspects of state, local, non-United States taxation or United States federal taxation other than income taxation. No ruling has been or will be requested from the IRS regarding the United States federal income tax consequences of the Offer or the Merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        If a partnership or other entity treated as a partnership for United States federal income tax purposes holds Shares, the tax treatment of an owner of the partnership will depend upon the status of the partner and the activities of the partnership. A holder that is, or holds its Shares through, a partnership, is urged to consult its tax advisor.

        HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

        The sale of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger for cash will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's aggregate tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Except to a limited extent in the case of individuals, capital losses may not offset ordinary income. Any gain or loss recognized upon a disposition of a Share generally will be treated as United States source gain or loss for United States federal income tax credit purposes.

        Payments in connection with the Offer or the Merger generally will be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate, currently 28%, will generally apply to such merger consideration if the stockholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding, generally on a substitute IRS Form W-9. Certain stockholders, including, among others, United States corporations are not subject to information reporting or backup withholding, but they may still need to furnish a substitute IRS Form W-9 or otherwise establish an exemption. Any amount withheld as backup withholding will be creditable against the stockholder's federal income tax liability, provided that it timely furnishes the required information to the IRS. Each stockholder should consult its tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.     Price Range of the Shares; Dividends.

        The Shares are traded on NASDAQ under the symbol "BEIQ." The following table sets forth, for each of the periods indicated, the high and low reported sales prices per Share as well as the dividends paid to stockholders for the periods indicated. Share prices are as reported on NASDAQ based on published financial sources.

	Common Stock
	High	Low	Dividends
Calendar Year 2003
First Quarter	$12.48	$8.74	$0.01
Second Quarter	12.40	8.25	0.01
Third Quarter	17.04	11.21	0.01
Fourth Quarter	21.09	14.54	0.01
Calendar Year 2004
First Quarter	$24.75	$18.80	$0.02
Second Quarter	29.62	20.20	0.01
Third Quarter	28.86	21.82	0.01
Fourth Quarter	34.11	26.14	0.01
Calendar Year 2005
First Quarter	$30.97	$23.00	$0.01
Second Quarter	27.79	21.29	0.01
Third Quarter (through August 2, 2005)	34.82	27.31	—

        On July 21, 2005, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on NASDAQ was $29.25 per Share. On August 2, 2005, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on NASDAQ was $34.75 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Under the terms of the Merger Agreement, the Company has agreed not to pay any dividend with respect to any shares of the Company's capital stock, except for, prior to Acceptance Time, the regular quarterly cash dividend in the amount of $.01 per issued and outstanding Share that may be declared and paid by the Company on its historical schedule consistent with past practice.

7.     Certain Information Concerning the Company.

  General.

        The information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. None of Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent.

        BEI Technologies, Inc., a Delaware corporation, is an established manufacturer of electronic sensors and motion control products used for factory and office automation, medical and scientific equipment, military, aviation and space systems, and transportation equipment including automobiles, trucks and off-road equipment. The Company's product portfolio includes position sensors, rotary optical encoders, linear encoders and associated Digital Readout (DRO) systems, voice coil actuators, brushless DC motors, servo systems, quartz microelectromechanical (MEMS) rotation rate sensors and navigation subsystems. The Company maintains a global distribution network and sells to a worldwide clientele including transportation, aerospace and defense industry leaders. On its unaudited consolidated balance sheet dated as of April 2, 2005 (the "April 2005 Balance Sheet"), the Company reported that it had consolidated assets of approximately $172 million. On July 20, 2005, prior to the public announcement of the Merger Agreement, the Company had an equity market capitalization (based on its issued and outstanding Shares) of approximately $438 million.

        The Company's principal offices are located at One Post Street, Suite 2500, San Francisco, CA 94104 and its telephone number at such address is (415) 956-4477.

  Certain Projected Financial Data of the Company.

        The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Parent's review of the transactions contemplated by the Merger Agreement, the Company provided Parent with certain projected financial information concerning the Company for its fiscal years 2005 and 2006. Such information included, among other things, the Company's projections of revenues and income from operations. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described below.

Fiscal year ending:	10/1/2005	9/30/2006
Revenues:	$326 million	$279 million
Gross Margin:	28.3%	36.1%
Income from Operations:	$31.9 million	$37.4 million
Net Income:	$18.8 million	$23.5 million

        It is the understanding of Parent and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Parent in connection with its evaluation of a business combination transaction with the Company. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company has advised Parent that its internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Parent), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

  Financial Information.

        Certain financial information relating to the Company is hereby incorporated by reference to the audited financial statements for the Company's 2004 fiscal year beginning at page 36 of the Company's Form 10-K for the fiscal year ended October 2, 2004. The report may be inspected at, and copies may be obtained from, the same places and in the same manner set forth under "—Available Information" below.

  Available Information.

        The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices located at 3 World Financial Center, Room 4300, New York, New York 10281 and 44 Montgomery Street, Suite 1100, San Francisco, California 94104. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

8.     Certain Information Concerning Purchaser and Parent.

  Purchaser and Parent.

        General.    Purchaser is a newly formed Delaware corporation and is an indirect wholly owned subsidiary of Parent. Purchaser was organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. Until immediately prior to the time Shares are purchased pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Merger Agreement, including the Offer.

        The principal office of Purchaser is located at 1415 South Roselle Road, Palatine, Illinois 60067-7399. The telephone number of Purchaser at such location is (847) 397-2600.

        Parent is a societé anonyme organized under the laws of the Republic of France and is a recognized world leader in electrical distribution and industrial automation. Parent provides comprehensive technical solutions that combine software, communication and services and ranks among the world leaders in medium and low voltage and ultra terminal distribution, secured power, building automation and security, industrial control and sensors for repetitive machines. As of December 31, 2004, Parent had worldwide assets of approximately €13 billion. On August 2, 2005, Parent had an equity market capitalization of approximately €14.9 billion.

        The principal office of Parent is located at 43-45, bd. Franklin Roosevelt B.P. 236 92504, Rueil Malmaison Cedex, France. The telephone number of Parent at such location is 33 (0) 1 41 29 70 00.

        The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as described in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares. Furthermore, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or the Transaction Support Agreements, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth above or in the Noncompetition Agreements, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I to this Offer to

Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.     Sources and Amount of Funds.

        The Offer is not conditioned upon any financing arrangements. The total amount of funds required to consummate the Offer and the Merger is estimated to be approximately $533 million, plus any related transaction fees and expenses. Purchaser will obtain all such funds from Parent or affiliates thereof in the form of capital contributions and/or loans. Pursuant to the Merger Agreement, Parent has agreed to make available to Purchaser sufficient funds to consummate the Offer. Parent currently intends to use cash on hand and/or a portion of the proceeds from the issuance of two tranches of notes (together, the "Notes") of five and twelve year terms, respectively, pursuant to its existing €3.5 billion Euro Medium Term Note Programme (the "Programme") with BNP Paribas, as arranger for the Programme, and the dealers named therein, in an aggregate principal amount. The five year Notes will be issued in a principal amount of €900,000,000 and carry an interest rate of 3.125% per annum. The twelve year Notes will be issued in a principal amount of €600,000,000 and carry an interest rate of 4% per annum. As is customary with any tranche of notes under the Programme, the remaining terms of the Notes will be set out in a pricing supplement at the time the Notes are issued, which will be filed with the SEC when available as exhibits to an amendment to Parent's and Purchaser's Form TO. The Programme and the related Amended and Restated Agency Agreement, dated August 31, 2004, between Schneider Electric SA, BNP Paribas Securities Services, Luxembourg Branch and the other agents named therein (the "Agency Agreement"), and the Amended and Restated Deed of Covenant, dated August 31, 2004, executed by Schneider Electric SA (the "Deed of Covenant"), provide general terms and conditions of any issuance under the facility, subject to completion and amendment, and as supplemented or varied in accordance with the provisions of a pricing supplement specific to each tranche. The Agency Agreement and the Deed of Covenant have been filed as exhibits to Parent's and Purchaser's Schedule TO and such agreements, including the pricing supplements with respect to the Notes when filed, may be examined, and copies obtained, in the manner described in Section 7 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC). Parent expects to repay the Notes expected to be issued through internally generated free cash flow or other financings (including subsequent financings under the Programme).

        Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to tender Shares pursuant to the Offer.

10.   Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.

  Background of the Offer.

        During the first quarter of 2005, the Company's financial advisor, UBS Securities LLC, contacted Parent to arrange a meeting to discuss a potential acquisition of the Company by Parent.

        On March 17, 2005, Eric Pilaud, an Executive Vice President of Parent in charge of strategic development, met with a representative of UBS. During this meeting, Mr. Pilaud expressed Parent's interest in possibly acquiring the Company. Mr. Pilaud subsequently confirmed this interest on March 25.

        From March 25 through May 2, representatives of Parent and Merrill Lynch Capital Markets (France) S.A.S., an affiliate of Merrill Lynch and Parent's financial adviser, participated in several discussions with representatives of UBS about the potential acquisition of the Company by Parent.

        On April 28, at the request of Mr. Pilaud, Mr. Pilaud and Charles Crocker, the Company's Chairman and Chief Executive Officer, met to become acquainted, discuss the respective businesses of Parent and the Company and begin to discuss a potential transaction between their respective companies. At the end of this meeting Mr. Pilaud expressed Parent's interest in having further discussions regarding a potential acquisition of the Company by Parent.

        On May 2, Mr. Pilaud sent a written non-binding proposal to UBS indicating that Parent would be interested in acquiring all of the outstanding capital stock of the Company for an enterprise value in the range of $480 million to $555 million, which Parent calculated to be a per Share price, payable in cash, between $30 and $35. Parent's non-binding proposal also requested that the Company agree to negotiate exclusively with Parent for a period of four weeks.

        From May 2 through May 18, representatives of Parent and UBS continued discussions regarding the potential acquisition of the Company by Parent. UBS communicated to Parent during those discussions that the Company would only consider an acquisition transaction with Parent if the per share price were at the top of the previously communicated range of $30 to $35 per share in cash and that the Company would not agree to negotiate exclusively with Parent.

        On May 18, Parent and the Company entered into a confidentiality agreement that contained provisions limiting Parent's ability to take certain uninvited actions with respect to an acquisition of the Company. On the same date, UBS sent a letter to Parent outlining a proposed timetable for due diligence and submission of a definitive acquisition proposal.

        On May 19, Henri Lachman, Parent's Chief Executive Officer, and Mr. Pilaud met with Mr. Crocker in Paris to further develop the understanding by the parties of their respective goals and objectives, to discuss Parent's and the Company's overall businesses and to discuss a potential acquisition of the Company by Parent.

        Parent subsequently retained Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") as outside legal counsel in connection with the possible acquisition.

        On May 31, the Company first made due diligence materials available to Parent. From that date through the execution of the Merger Agreement, Parent and its advisers conducted a due diligence investigation of the Company, which included a number of in-person meetings of the management teams of both companies to discuss the Company's business.

        On June 18, the Company's outside legal advisers, Cooley Godward LLP ("Cooley Godward"), on behalf of the Company, sent a first draft of the Merger Agreement to Parent and its advisers.

        On June 21, UBS sent a letter to Mr. Pilaud requesting that Parent submit a non-binding letter of interest with a more specific price per Share to the Company by June 24. On June 23, Mr. Pilaud called Mr. Crocker and indicated that Parent needed more time to conduct due diligence and that it would not be able to indicate a specific price per Share by June 24. The next day, Mr. Pilaud called Mr. Crocker and indicated that Parent would be able to send a non-binding letter of interest to the Company indicating a specific price per Share by June 28.

        On June 29, Mr. Pilaud sent a revised non-binding letter of interest to Mr. Crocker proposing terms for the proposed acquisition by Parent of the Company. The revised letter of interest indicated that Parent was prepared, subject to the completion of due diligence, the negotiation of the definitive acquisition agreement, the approval of Parent's board and the satisfaction of other enumerated conditions, to pay a price in the range of $34 to $35 per Share in cash for all of the equity of the Company. In connection with such letter of interest, on June 29, Parent also sent the Company a revised draft of the Merger Agreement prepared by Skadden.

        On June 30, Mr. Pilaud and Mr. Crocker discussed by telephone the proposed transaction. Mr. Crocker stated that the Board would consider an acquisition transaction at $35 per Share in cash.

        On July 3, the parties' outside legal advisers held preliminary discussions to exchange views on the Merger Agreement.

        Between July 6 and July 10, Joel Karecki and Gerard Griffe, executives in Parent's strategic development group, met with Mr. Crocker to discuss the potential acquisition of the Company by Parent. During these discussions, Mr. Crocker discussed increasing the price per Share above $35. Parent's representatives reiterated to Mr. Crocker that the maximum price that Parent would be willing to pay in the transaction would be $35 per Share.

        At various times beginning July 7 and ending at the time of the execution of the merger agreement, Skadden and Cooley Godward negotiated, and exchanged drafts of, the Merger Agreement and related agreements. Representatives of Parent and the Company participated in some of these negotiations.

        On July 17, Mr. Crocker and Mr. Pilaud discussed by telephone the draft Merger Agreement and various other aspects of the proposed transaction. During this conversation Mr. Pilaud confirmed that Parent was prepared to pay $35 per Share in cash for the Company.

        From July 18 through July 21, the parties' legal advisors met in New York to hold negotiations and to finalize the Merger Agreement and ancillary agreements, including the Transaction Support Agreements and Noncompetition Agreements.

        On July 21, the Company, Parent and the Purchaser executed the Merger Agreement and the transaction was publicly announced the following day before the opening of the Paris Bourse.

        On August 3, Parent and the Purchaser commenced the Offer.

  Purpose of the Offer and the Merger.

        The purpose of the Offer and the Merger is to enable Parent, through its indirect wholly owned subsidiary, Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

        Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is completed, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

        The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 19.6% and 33.0%, respectively, over the closing sales price of the Shares on July 21, 2005, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent had executed the Merger Agreement, and the average closing sales price of the Shares for the three months ending that day.

  Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO and which is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as described in Section 7 of this Offer to Purchase.

        The Offer.    The Merger Agreement provides for the making of the Offer. The terms of the Offer are described in Section 1. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other Offer Conditions described in Section 13.

        The Merger Agreement provides that if, on the Initial Expiration Date or any Subsequent Expiration Date, any Offer Condition is not satisfied and has not been waived, then the Offer and its expiration date shall automatically be extended (and re-extended) beyond the Initial Expiration Date or such Subsequent Expiration Date for one or more periods of ten business days (or such other number of business days as may be jointly determined by Purchaser and the Company) per extension, with no such period ending later than February 28, 2006, in order to permit such Offer Condition to be satisfied (subject to the right of Purchaser to waive any unsatisfied Offer Condition (other than the Minimum Condition)) on the Initial Expiration Date or such Subsequent Expiration Date and accept for payment Shares tendered pursuant to the Offer.

        Under the Merger Agreement, Purchaser may, in its discretion, elect to provide for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act following the Acceptance Time. In addition, if immediately after the Acceptance Time, the Shares accepted for payment by Purchaser do not represent at least 90% of the outstanding Shares, then Purchaser has agreed to provide for a subsequent offering period of at least three business days in accordance with Rule 14d-11 under the Exchange Act.

        The Merger.    The Merger Agreement provides that, following consummation of the Offer, subject to the terms and conditions thereof, Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser will cease. Pursuant to the Merger, any outstanding Shares, except for (i) Shares then held by the Company or any of is wholly owned subsidiaries or in the Company's treasury, (ii) Shares held by Parent, Purchaser or any of Parent's other wholly owned subsidiaries and (ii) dissenting Shares, will be converted into the right to receive cash in the amount of $35.00 without interest, or any higher price per Share that is paid in the Offer, subject to appraisal rights (the "Per-Share Amount"). In the Merger, each outstanding share of common stock of Purchaser will be converted into one share of the Surviving Corporation. In addition, the Merger Agreement provides that all outstanding options to purchase Shares will be cancelled in exchange for cash in the amount of $35.00 or any higher price per Share that is paid in the Offer, less the applicable option exercise price. See Stock Options below.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to complete the Merger are subject to the satisfaction or waiver of the following conditions: (i) if adoption of the Merger Agreement by the holders of Shares is required by applicable law, the Merger Agreement shall have been adopted by the requisite vote of such holders; and (ii) no injunction shall have been issued by a court of competent jurisdiction and be continuing that prohibits the completion of the Merger, and no law shall have been enacted since the date of the Merger Agreement and remain in effect that prohibits the completion of the Merger, provided that prior to invoking the provision described in clause (ii), each party shall have used its best efforts to have any such injunction lifted.

        Stock Options.    Pursuant to the Merger Agreement the Company has agreed to take all action necessary to ensure that (i) each unexercised and unvested option to acquire shares of the Company's common stock outstanding immediately prior to the Acceptance Time becomes vested in accordance with the terms of the Company's equity incentive plan, and (ii) in accordance with the Company's equity incentive plan, each unexercised option outstanding immediately prior to the Effective Time will be canceled immediately prior to the Effective Time and will thereafter represent the right to receive, at the Effective Time, and in consideration for such cancellation, an amount in cash equal to the product of (A) the number of shares of common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the amount by which $35.00 (or such greater cash amount per share as may have been paid to any holder of Shares pursuant to the Offer) exceeds the exercise price per share of shares subject to such option immediately prior to the Effective Time.

        Restricted Stock.    Pursuant to the Merger Agreement, the Company has agreed to take all action necessary to ensure that each outstanding share of the Company's common stock outstanding immediately prior to the Acceptance Time that constitutes unvested restricted Shares shall become vested in accordance with the terms of the Company's equity incentive plan, with the result that no such Share shall remain subject to repurchase rights in favor of the Company following the Acceptance Time. By virtue of the restrictions on transfer applicable to shares of the Company's common stock that constitute unvested restricted Shares of the Company, no such Shares can be validly tendered pursuant to the Offer at or prior to the Acceptance Time. Also see Section 2.

        Directors and Officers.    The Merger Agreement provides that, following the Acceptance Time, Parent shall be entitled to elect or designate all of the directors on the Company Board; provided, that prior to the Effective Time, the Company Board shall always have at least two Continuing Directors (as defined below); provided further, that (i) in no event will the requirement to have at least two Continuing Directors result in Parent's designees constituting less than a majority of the Company Board unless Parent shall have failed to designate a sufficient number of directors to constitute at least a majority and (ii) if the number of Continuing Directors shall be reduced below two for any reason whatsoever (or immediately following the Acceptance Time there are not at least two then-existing directors of the Company who qualify to serve and are willing to serve as Continuing Directors), then the number of Continuing Directors required thereunder shall be reduced to the number of then-serving Continuing Directors (i.e., one or zero), unless any remaining Continuing Director is able to identify a person who qualifies as a Continuing Director and is willing to serve as a Continuing Director, in which case any such remaining Continuing Director shall be entitled (but not required) to designate such person to fill such vacancy. In no event shall Parent be entitled to designate any directors to serve on the Company Board unless it is then the beneficial owner of shares of Company common stock entitling it to exercise at least a majority of the voting power of the outstanding shares of common stock.

        Pursuant to the Merger Agreement, following the Acceptance Time, the Company shall, subject to compliance with applicable legal requirements, take all actions requested by Parent that are necessary (including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the bylaws of the Company if necessary so as to increase such size) and/or promptly seeking the resignations of incumbent directors) to cause persons designated by Parent to be so elected or designated as directors of the Company.

        For purposes of the Merger Agreement, a "Continuing Director" is any member of the Company Board, while such person is a member of the Company Board, who (a) is not an affiliate, representative or designee of Parent or Purchaser and (b) was a member of the Company Board prior to the date of the Merger Agreement (and any successor of a Continuing Director, while such successor is a member of the Company Board, who is not an Affiliate, representative or designee of Parent or Purchaser and was recommended or elected to succeed a Continuing Director by a majority of Continuing Directors.)

        Pursuant to the Merger Agreement, following the election or designation of Parent's designees to the Company Board, and until the Effective Time, the approval of a majority of the Continuing Directors, in addition to any approval rights of the Company Board or the Company's stockholders as required by law) will be required to authorize:

  •
  any amendment to or termination of the Merger Agreement by the Company;

  •
  any amendment to the Company's certificate of incorporation or bylaws;

  •
  any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser if such extension adversely affects, or could reasonably be expected to have an adverse effect on, any of the holders of Shares (other than Parent or Purchaser);

  •
  any waiver of compliance with any covenant of Parent or Purchaser or any condition to any obligation of the Company, or any waiver of any right of the Company under the Merger Agreement, if such waiver adversely affects, or could reasonably be expected to have an adverse effect on, any of the holders of Shares (other than Parent or Purchaser);

  •
  any withdrawal, modification, amendment or qualification by the Company Board of its recommendation that stockholders of the Company accept the Offer and tender Shares pursuant to the Offer and adopt the Merger Agreement (the "Company Board Recommendation"); or

  •
  any other consent or action by the Company Board with respect to the Merger Agreement or the Merger if such consent or action adversely affects, or could reasonably be expected to have an adverse effect on, any of the holders of Shares (other than Parent or Purchaser);

  provided, however, that if there shall be no Continuing Directors as a result of such persons' deaths, disabilities, refusal to serve or otherwise, then any of the above actions may be effected by majority vote of the Company Board.

        Pursuant to the Merger Agreement, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time.

        Stockholders' Meeting.    If required following the Acceptance Time, or the expiration of any subsequent offering period provided for in accordance with Rule 14d-11 under the Exchange Act, the Company will (subject to applicable legal requirements and the requirements of its certificate of incorporation and bylaws) take all action necessary to convene a meeting of holders of Shares to vote upon the adoption of the Merger Agreement. Subject to certain limitations, the Company Board will recommend adoption of the Merger Agreement by the Company's stockholders, and the Company will take all lawful action to solicit such adoption. At any such meeting, Parent will ensure that all shares owned beneficially or of record by Parent, Purchaser or any of Parent's other affiliates will be voted in favor of the adoption of the Merger Agreement.

        If at any time after the purchase of Shares pursuant to the Offer by Purchaser, the Shares beneficially owned by Purchaser, together with any Shares beneficially owned by Parent and Parent's other affiliates, shall collectively represent at least 90% of the outstanding Shares, Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL.

        Interim Operations.    The Company has agreed that, during the period from the date of the Merger Agreement through the earlier of (x) the time that the designees of Parent have been elected to or designated as members of, and shall constitute a majority of, the Company Board, or (y) the date of termination of the Merger Agreement, it will, and will cause each of its subsidiaries to:

  •
  use its commercially reasonable efforts to conduct its business in the ordinary course consistent with the manner in which such business was being conducted prior to the date of the Merger Agreement;

  •
  use its commercially reasonable efforts to preserve its present business and organization substantially intact and to maintain such relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it to the extent reasonably necessary to preserve substantially intact its present business and organization; and

  •
  not take a certain specified actions with respect to its business and operations (as described below).

        The Company is permitted under the Merger Agreement to deviate from the foregoing obligations (i) to the extent Parent otherwise consents in writing, (ii) as set forth in the disclosure schedule to the Merger Agreement delivered by the Company to Parent (the "Company Disclosure Schedule"), (iii) as necessary to implement or otherwise effectuate an Agreed Arrangement (as defined under Filings; Regulatory Approvals and Arrangements below) or as otherwise expressly contemplated by the Merger Agreement or (iv) as may be required by any legal requirement. With respect to certain specified actions (or commitments or agreements with respect to such actions) as specified in the Merger Agreement, Parent has agreed that its consent will not be unreasonably withheld, conditioned or delayed

        From the date of the Merger Agreement through the earlier of (x) the time that the designees of Parent have been elected to or designated as members of, and shall constitute a majority of, the Company Board, or (y) the date of termination of the Merger Agreement, the Company has agreed that neither it, nor any subsidiary of the Company, will:

  •
  amend the Company's certificate of incorporation or bylaws;

  •
  split, combine or reclassify any shares of the Company's capital stock;

  •
  declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company's capital stock, except prior to the Acceptance Time for the regular quarterly cash dividend in the amount of $.01 per issued and outstanding Share declared and paid by the Company on its historical schedule consistent with past practice;

  •
  form any subsidiary;

  •
  issue, sell, pledge, dispose of or encumber any additional shares of its capital stock, or securities convertible or exchangeable for, or options or rights to acquire, any shares of its capital stock, other than (i) shares reserved for issuance upon exercise of options outstanding on the date of the Merger Agreement, (ii) options or shares of restricted stock granted to new employees in connection with their initial hiring by the Company consistent with the past practices of the Company and (iii) options or shares of restricted stock granted to employees of the Company and its subsidiaries at times and in amounts consistent with past practices of the Company;

  •
  transfer, dispose of or lease, or materially encumber, any material tangible assets of the Company or any of its subsidiaries, other than (i) pursuant to written contracts or commitments existing as of the date of the Merger Agreement or (ii) tangible assets with a value not in excess of $100,000 individually or $1,000,000 in the aggregate;

  •
  dispose of or abandon, or grant or allow to be prematurely terminated licenses or similar rights to, any material Company intellectual property (other than (i) nonexclusive licenses granted in the ordinary course of business consistent with past practice or (ii) implied licenses arising from sales of products);

  •
  repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, except shares repurchased from employees or former employees of the Company or any of its subsidiaries pursuant to (i) the exercise of repurchase or cancellation rights, or (ii) elections by employees or former employees to sell or otherwise transfer shares to the Company to satisfy withholding obligations, in each case pursuant to the Company's equity incentive plan or applicable award;

  •
  incur any indebtedness for borrowed money or guarantee any such indebtedness, except for borrowings incurred or made in the ordinary course of business (under credit facilities in existence as of the date of the Merger Agreement) that do not result in the total indebtedness for borrowed money of the Company and its subsidiaries exceeding $30,000,000 outstanding at any one time;

  •
  adopt or amend in any material respect any benefit plan, or increase the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries, except for (i) any increases committed to prior to the date of the Merger Agreement and (ii) increases in amounts and at times consistent with past practices, provided that any such increase pursuant to clause "(ii)" for any officer does not exceed 5% of then current compensation of such officer;

  •
  accelerate the payment or vesting of benefits or amounts payable or to become payable under any benefit plan, or amend in any material respect any benefit plan in a manner inconsistent with the foregoing, except as required by any existing agreement, plan or applicable legal requirement;

  •
  enter into or amend or modify in any material respect any employment agreement or similar agreement;

  •
  materially amend any of the Company's existing agreements with the Company's largest customer, Continental Teves AG & Co (a "CT Contract") or certain specific categories of other Material Contracts, as defined in the Merger Agreement, or prematurely terminate any CT Contract or certain specified categories of other Material Contracts, except, in each case (other than in the case of a CT Contract), in the ordinary course of business consistent with past practice or where the failure to amend or terminate any such Material Contract could, in the good faith judgment of the Company, have a material adverse impact on the Company;

  •
  enter into certain new specified categories of Material Contracts, including agreements or contracts that limit the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business, loan or credit agreements, exclusive sale or distribution contracts, collective bargaining agreements and contracts between the Company and related parties or Company insiders;

  •
  enter into any agreement, including any option agreement, relating to the acquisition or disposition of any business, business line or entity (whether by merger, sale of stock, sale of assets or otherwise);

  •
  change any of its methods of accounting or accounting practices in any material respect;

  •
  make or rescind any material tax election, settle or compromise any material claim with respect to taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or enter into any material agreement with any taxing authority relating to taxes;

  •
  make any capital expenditure in excess of $250,000 individually or $1,850,000 in the aggregate in any fiscal month;

  •
  adopt any plan of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or, except in accordance with the rights of the Company under the Merger Agreement, adopt any plan providing for, or enter into, an Alternative Acquisition (as defined under No Solicitation and Board Recommendation below);

  •
  make any loans, advances or capital contributions to, or investments other than (i) loans or advances to customers in the form of trade credit or deferred purchase price arrangements in the ordinary course of business, (ii) by the Company or any subsidiary of the Company to or in the Company or any subsidiary of the Company, (iii) pursuant to any contract or other legal obligation relating to trade credit arrangements or (iv) advances to employees (other than officers of the Company) in the ordinary course of business consistent with past practice, not to exceed $10,000 in each individual case and $500,000 in the aggregate;

  •
  settle or compromise any legal proceeding or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any legal proceeding, other than (i) settlements and compromises that relate to taxes and (ii) any settlement, compromise, consent decree, injunction, restraint or relief in an amount less than $500,000 that would not limit or restrict in any material respect the ability of the Company or any of its subsidiaries to engage in or conduct any business in any geographic area or restrict the Company's right to use any material intellectual property or license any material intellectual property from any other person or entity;

  •
  terminate, cancel, amend or modify any material insurance policy maintained by the Company or any of its subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

  •
  redeem the rights issued in respect of the shares of the Company's common stock pursuant to the Rights Agreement dated as of September 11, 1997, between the Company and ChaseMellon Stockholder Services L.L.C., as original Rights Agent (as amended by the Agreement of Substitution and Amendment of the Common Shares Rights Agreement dated as of December 22, 2004, between the Company and American Stock Transfer & Trust Company, as successor Rights Agent, and the Amendment, dated as of July 21, 2005, between the Company and American Stock Transfer & Trust Company) (the "Company Rights Agreement");

  •
  amend, modify or terminate the Company Rights Agreement, or render it inapplicable to (or otherwise exempt from the application of the Company Rights Agreement) any person or entity or action (other than Parent and Purchaser in connection with the delivery and performance of the Merger Agreement);

  •
  fail to repurchase in accordance with the terms of applicable repurchase rights any unvested restricted Shares that, by virtue of any termination of employment of a holder thereof or otherwise, become subject to repurchase at any time prior to the Acceptance Time; or

  •
  enter into any commitment or agreement to take any of the actions described above.

        No Solicitation and Board Recommendation.    Pursuant to the Merger Agreement, the Company has agreed that the Company, its subsidiaries and their respective officers, directors and non-employee representatives will not (and that the Company will use commercially reasonable efforts to cause employees not to) take the following actions on behalf of the Company and its subsidiaries with respect to third party transaction proposals:

  •
  initiate, solicit, knowingly facilitate (including by way of furnishing confidential information) or knowingly encourage the submission of a proposal that constitutes, or any inquiry or proposal that could reasonably be expected to lead to, an Alternative Acquisition Proposal (as defined below) made by any person or entity other than Parent and its subsidiaries and their respective representatives (any such person or entity, a "Third Party");

  •
  enter into with any Third Party any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding that contemplates an Alternative Acquisition by such Third Party (or by any affiliate of such Third Party) or that requires the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

  •
  continue or otherwise engage in any negotiations with a Third Party or a Third Party's representatives concerning, or provide any confidential information regarding the Company to any Third Party or a Third Party's representatives with respect to, an Alternative Acquisition Proposal made by such Third Party.

        Notwithstanding the restrictions above, the Company and its subsidiaries and the respective representatives of the Company and its subsidiaries may engage in any such negotiations and provide information in response to an Alternative Acquisition Proposal from a Third Party that did not result from a breach of the Company's nonsolicitation covenant set forth in the first bullet point above, if each of the following conditions (1) through (4) are met:

          (1)   such Alternative Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), and the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to engage in any such negotiations with or to provide any such information to such Third Party or such Third Party's representatives would be reasonably likely to result in a breach by the Company Board of its fiduciary duties to the Company's stockholders;

          (2)   at least 24 hours prior to initiating any negotiations with such Third Party or such Third Party's representatives concerning, or initially providing any confidential information regarding the Company to such Third Party or such Third Party's representatives in response to, such Alternative Acquisition Proposal, the Company gives Parent written notice of the identity of such Third Party and of the Company's intention to engage in negotiations with, or furnish confidential information to, such Third Party or such Third Party's representatives;

          (3)   prior to providing any confidential information regarding the Company to such Third Party or such Third Party's representatives in response to such Alternative Acquisition Proposal, the Company receives from such Third Party an executed confidentiality agreement containing limitations on the use and disclosure of confidential information furnished to such Third Party and such Third Party's representatives by the Company that are no less favorable to the Company than the provisions of the existing letter agreement, dated May 18, 2005, between Parent and the Company (the "Confidentiality Agreement") (and provided that such confidentiality agreement with such Third Party does not contain restrictions that would prevent the Company from complying with its obligations to provide required disclosure to Parent as set forth above); and

          (4)   prior to or contemporaneously with providing any confidential information (whether initially or pursuant to subsequent deliveries of confidential information) to such Third Party or such Third Party's representatives, the Company furnishes or otherwise makes the same such confidential information available to Parent (to the extent such confidential information has not been previously furnished or otherwise made available to Parent).

        As promptly as practicable after the receipt by the Company from a Third Party of any Alternative Acquisition Proposal, or any inquiry or proposal that the Company Board determines in good faith could reasonably be expected to lead to any Alternative Acquisition Proposal, and in any case within one business day after the Company's receipt thereof and prior to engaging in any negotiations with, or providing any confidential information to, such Third Party or such Third Party's representatives, the Company has agreed that it will provide written notice to Parent of:

  •
  such Alternative Acquisition Proposal or other inquiry or proposal,

  •
  the identity of such Third Party, and

  •
  the material terms and conditions of such Alternative Acquisition Proposal or other inquiry or proposal (including any amendments or modifications thereto).

        The Company has also agreed to (A) keep Parent reasonably informed on a current basis of, and upon Parent's request promptly update Parent on, the status of any such Alternative Acquisition Proposal, including any ongoing discussions or negotiations with the applicable Third Party with respect thereto, and any material changes to the terms and conditions of any such Alternative Acquisition Proposal, and (B) promptly (and no later than 24 hours after sending, and no later than one business day after receiving, such written communications or materials, as applicable) provide Parent with copies of all material written correspondence or other material written communications or materials sent or provided to or by the Company and its representatives from or to the applicable Third Party and its representatives relating to the material terms and conditions of any such Alternative Acquisition Proposal.

        With respect to the Company Board Recommendation, under the terms of the Merger Agreement, the Company has agreed that neither the Company Board nor any committee thereof will take any of the following actions unless the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that failure to take such actions would be reasonably likely to result in a breach by the Company Board of its fiduciary duties to the Company's stockholders (A) by reason of there being pending an Alternative Acquisition Proposal, (B) by reason of there having been a favorable change in the circumstances of the Company or any of its subsidiaries occurring after the date of the Merger Agreement (or of which the Company first obtains knowledge after the date of the Merger Agreement) that could be material to the decision of a holder of Shares as to whether to tender such Shares pursuant to the Offer or as to whether to vote to adopt the Merger Agreement, or (C) for any other reason that could be material to any such decision of a holder of Shares:

  •
  withdraw, modify, amend or qualify in any manner adverse to Parent the Company Board Recommendation, or make any public statement inconsistent with the Company Board Recommendation (any of the foregoing being referred to as a "Change in Recommendation");

  •
  fail to recommend against acceptance of a publicly announced tender offer that constitutes an Alternative Acquisition Proposal (and that remains pending) within ten business days after the Company receives a written request from Parent to recommend against such tender offer (provided that Parent has agreed not to make such a request on more than one occasion with respect to any particular tender offer where the offer price and other material terms of such tender offer have not changed); or

  •
  fail to reconfirm the Company Board Recommendation within ten business days after the Company receives a written request from Parent to do so if Parent makes such request promptly following the public announcement by a Third Party of an Alternative Acquisition Proposal (provided that Parent may not make such a request on more than one occasion with respect to any particular Alternative Acquisition Proposal where the price and other material terms of such Alternative Acquisition Proposal have not changed).

        Under the terms of the Merger Agreement, neither the Company Board nor any committee thereof is permitted to approve or recommend any Alternative Acquisition Proposal by a Third Party or cause or permit the Company to enter into with any Third Party any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding (other than any confidentiality agreement from a Third Party containing limitations on the use and disclosure of confidential information furnished to such Third Party and such Third Party's representatives by the Company that are no less favorable to the Company than the provisions of the Confidentiality Agreement) providing for any Alternative Acquisition by such Third Party (any of such actions, "Specified Actions") unless (i) the Acceptance Time has not occurred, (ii) the Company Board takes such action in response to a Designated Superior Proposal (as defined below) and (iii) each of the following conditions are met:

          (1)   the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that taking such Specified Action is not inconsistent with its fiduciary duties to the Company's stockholders,

          (2)   the Company Board shall have first provided prior written notice to Parent that it intends to take a Specified Action in response to a Designated Superior Proposal, which notice shall attach the most current form or draft of any written agreement providing for the Alternative Acquisition contemplated by such Designated Superior Proposal, and

          (3)   Parent does not make, during the period commencing upon the receipt of such the notice with respect to a Designated Superior Proposal and ending five business days thereafter (the "Matching Period"), a binding, unconditional written offer (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject to acceptance by the Company by countersignature on behalf of the Company, and subject to no other conditions whatsoever) that the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable from a financial point of view to the stockholders of the Company as such Designated Superior Proposal.

        In addition the Company has agreed that, during any Matching Period, the Company and its representatives will negotiate with Parent in good faith with respect to possible revisions to the terms of the Merger Agreement if any proposed revisions to the terms of the Merger Agreement are offered in writing by Parent to the Company. The Company has further agreed that it will deliver to Parent a new notice with respect to (A) each material revision or material modification to a Designated Superior Proposal that was the subject of a previous notice where such revision or modification is adverse to the Company or its stockholders, and (B) each other material revision or material modification to a Designated Superior Proposal that was the subject of a previous notice where such revision or modification is made during a Matching Period. The parties have agreed that a new three business day Matching Period will commence for purposes of the foregoing requirement under either of the circumstances described in clauses (A) and (B) if Parent receives such notice with respect to material revisions or material modifications to a Designated Superior Proposal.

        Subject to the foregoing restrictions, the Company may enter into any definitive agreement contemplating any Designated Superior Proposal if and only if the Merger Agreement has been, or concurrently is, terminated by its terms pursuant to the Merger Agreement and the Company has paid, or concurrently with the entering into of such definitive agreement pays, by cashier's check, or otherwise by immediately available funds, any termination fee due to Parent under the Merger Agreement.

        The Merger Agreement provides that nothing contained in the Merger Agreement prohibits the Company or the Company Board from complying with Rule 14d-9 or Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act or from furnishing a copy or excerpts of the Merger Agreement to any Third Party (or to any representative of any Third Party) that makes any Alternative Acquisition Proposal or that makes any inquiry that could lead to an Alternative Acquisition Proposal.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Alternative Acquisition" means any tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or other transaction that would result in the direct or indirect acquisition by any Third Party of 20% or more of the capital stock of the Company or of 20% or more of the consolidated assets of the Company and its subsidiaries, whether in a single transaction or a series of related transactions.

  •
  "Alternative Acquisition Proposal" means any written proposal or offer for an Alternative Acquisition.

  •
  "Superior Proposal" means any Alternative Acquisition Proposal that (A) would result in the direct or indirect acquisition by any Third Party of 50% or more of the capital stock of the Company or of 50% or more of the consolidated assets of the Company and its subsidiaries, and (B) is determined in good faith by the Company's Board of Directors, after consultation with a financial advisor of nationally recognized reputation, (1) to contemplate an Alternative Acquisition that if consummated would be more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement from a financial point of view, taking into account all of the terms and conditions of such proposal and of the Merger Agreement (including any binding, unconditional offer by Parent to amend the terms of the Merger Agreement which includes the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject to acceptance by the Company by countersignature on behalf of the Company, and subject to no other conditions whatsoever), and (2) to be reasonably capable of being consummated on the terms so proposed.

  •
  "Designated Superior Proposal" means any Superior Proposal that either (A) would result in the direct or indirect acquisition by any Third Party of 90% or more of the capital stock of the Company or of 90% or more of the consolidated assets of the Company and its subsidiaries, or (B) contemplates the delivery to the Company or the stockholders of the Company of aggregate consideration that is determined in good faith by the Company Board, after consultation with a financial advisor of nationally recognized reputation, to be valued at more than the dollar amount determined by multiplying the Per-Share Amount by the number of Shares outstanding as of the date such Superior Proposal is made.

        Filings; Regulatory Approvals and Arrangements.    Pursuant to the Merger Agreement, each of the parties has agreed to, among other things:

  •
  promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable legal requirements with respect to the Offer and the Merger;

  •
  give the other parties prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement and keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding;

  •
  promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission ("FTC"), the U.S. Department of Justice (the "DOJ") or any other governmental entity (including the U.S. Department of State, CFIUS, the U.S. Department of Defense (the "DoD") and the DSS) regarding the Offer or the Merger or Parent's ownership or operation of the Company or its business following the consummation of the transactions contemplated by the Merger Agreement;

  •
  consult and cooperate with the other and consider in good faith the views of the other in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding;

  •
  except as may be prohibited by any governmental entity or by any legal requirement, permit authorized representatives of the other parties to be present at each meeting or conference with representatives of any governmental entity relating to any such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such request, inquiry, investigation, action or legal proceeding; and

  •
  cooperate fully with each other as requested by the other parties in connection with the process (including with respect to providing information and scheduling or conducting conference calls and meetings) of obtaining any governmental authorization or other approval or making any notification pursuant to governmental authorizations or legal requirements in respect of export and trade controls, technology sharing and control, export licensing and related matters, including ITAR and the export administration regulations (collectively, the "Export Control Laws") in connection with the transactions contemplated by the Merger Agreement.

        The parties have agreed to use commercially reasonable efforts to cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement. However, other than two exceptions set forth immediately below, neither Parent nor Purchaser is obligated under the Merger Agreement to divest or "hold separate" any assets or to implement any Security Arrangement that would impose limitations on the ownership or operation by Parent or Purchaser of (i) all or a portion of its business or assets, or (ii) the shares of capital stock of Purchaser or the Surviving Corporation. The two exceptions are that:

  •
  in connection with obtaining the Specified Governmental Clearances, Parent and Purchaser are obligated to agree to and to implement (and to permit the Company and its subsidiaries to agree to and to implement) any Agreed Arrangement (as defined below), to the extent such Agreed Arrangement is imposed by any governmental entity in connection with or as a condition or prerequisite to granting any Specified Governmental Clearance; and

  •
  in order to satisfy any requirement imposed by any governmental entity other than the DoD or the DSS in connection with or as a condition or prerequisite to granting any consent, approval or clearance or otherwise, Parent and Purchaser are obligated to agree to and to take (and to permit the Company and its subsidiaries to agree to and to take) any other actions that impose limitations, burdens or restraints on the business, operations or assets of the Company or the Surviving Corporation if such limitations, burdens or restraints are not material to the Company and its subsidiaries or the Surviving Corporation and its subsidiaries taken as a whole.

        For purposes of this Offer to Purchase and the Merger Agreement,

  •
  "Agreed Arrangement" means the following arrangement (or any less burdensome arrangement encompassed in the following arrangement): any Security Arrangement involving a newly-formed subsidiary of the Company ("Newco") and the DoD or a related governmental entity, reflected in one or more agreements in one or more forms substantially similar to a current form or forms of agreement utilized by the DSS, in connection with which Newco would acquire (i) rights, assets and personnel, or rights to continue to utilize rights, assets and personnel, that are owned or held by the Company or its subsidiaries and used primarily in connection with the business conducted at or out of the Company's facility in Maumelle, Arkansas (the "Arkansas Assets") and (ii) any other rights, assets or personnel requested by the DoD or such related governmental entity (the "Non-Arkansas Assets"); provided, however, that (A) in no event shall the assets of the Company and its subsidiaries acquired by Newco pursuant to the foregoing account in the aggregate for more than $25,000,000 of the net sales of the Company and its subsidiaries on an annual basis, (B) the Arkansas Assets shall account for at least as much of such net sales of the Company and its subsidiaries as the Non-Arkansas Assets and (C) any intellectual property rights included in the Non-Arkansas Assets shall not be assigned to Newco, but rather shall be licensed or sublicensed to Newco.

  •
  "Security Arrangement" means a technology control plan, special security arrangement, voting trust arrangement, proxy arrangement or similar agreement or arrangement with respect to any assets, personnel or operations of the Company or any of its subsidiaries or any securities of any subsidiary of the Company in connection with approvals by the DoD, CFIUS or other governmental entity (including in respect of acquisitions of U.S. government contractors handling classified information and related material).

  •
  "Specified Governmental Clearances" mean those approvals, expirations of waiting periods and other matters relating to (i) CFIUS, (ii) DSS (or a related governmental entity) and (iii) ITAR, in each case as specifically set forth in the Merger Agreement and described in Section 13 of this Offer to Purchase.

        Employee Benefit Matters.    Parent has agreed that each employee of the Company or any subsidiary of the Company who continues employment with Parent, the Surviving Corporation or any subsidiary of the Company or the Surviving Corporation after the Acceptance Time (a "Continuing Employee") will be provided, for a period extending until at least the first anniversary of the Effective Time, with:

  •
  an annual salary or hourly wage rate, as applicable, and annual cash bonus opportunities that are, in the aggregate, no less favorable to such Continuing Employee than the salary or hourly wage rate and annual cash bonus opportunities provided to such Continuing Employee by the Company or the relevant subsidiary of the Company immediately prior to the Acceptance Time; and

  •
  continuation of coverage under the Company's or the relevant subsidiary's tax qualified and welfare benefit plans and arrangements, or alternatively, benefits under a different plan or plans;

provided, however, that in each case such benefits will be substantially comparable in the aggregate to those in effect immediately prior to the Acceptance Time, excluding any equity-based plans, programs or arrangements. Nothing in the Merger Agreement requires Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation to continue to employ any particular employee of the Company following the Effective Time, or shall be construed to prohibit Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation from amending or terminating any of the Company's benefit plans.

        Under the Merger Agreement, Parent is required to ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company or its subsidiaries (or predecessor employers to the extent the Company provides such past service credit) under each of the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition will result in any duplication of benefits. As of the Effective Time, Parent has agreed that it will, or will cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, Parent has agreed to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and

(ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar benefit plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

        Parent has agreed to cause the Surviving Corporation to assume and honor in accordance with their terms existing deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) disclosed to Parent in the Company Disclosure Schedule applicable to employees of the Company and its subsidiaries, in the same manner and to the same extent that the Company would be required to perform and honor such plans, agreements and arrangements if the Merger had not been completed.

        Termination.    The Merger Agreement may be terminated and the Merger may be abandoned (before or after the adoption of the Merger Agreement by the stockholders of the Company):

  •
  by mutual consent of the Company and Parent at any time prior to the Acceptance Time;

  •
  by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten business days after the date of the Merger Agreement, provided that the right to terminate the Merger Agreement pursuant to this provision shall not be available to the Company if its failure to comply with any of its covenants under the Merger Agreement has resulted in the failure of the commencement of the Offer;

  •
  by Parent or the Company at any time after February 28, 2006 and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before February 28, 2006 (provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party where the failure of such party (or any affiliate of such party) to comply with any of its covenants under the Merger Agreement has resulted in the failure of the Acceptance Time to have occurred on or before February 28, 2006);

  •
  by Parent or the Company at any time prior to the Acceptance Time if:

  •
  there shall be any legal requirement enacted by the United States, by any state of the United States or by France, Germany, Austria and Italy (each of the foregoing non-U.S. jurisdictions, a "Significant Jurisdiction") after the date of the Merger Agreement and remaining in effect that makes the acceptance for payment of the Shares tendered pursuant to the Offer illegal or that prohibits the Merger, or any court of competent jurisdiction in the United States or any Significant Jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of the Shares tendered pursuant to the Offer or prohibiting the completion of the Merger and such injunction shall have become final and non-appealable;

  •
  with respect to any legal requirement of the type referred to in the sub-bullet point above enacted after the date of the Merger Agreement by any other jurisdiction, or any final and non-appealable permanent injunction of the type referred to in the sub-bullet point above issued after the date of the Merger Agreement by any other court of competent jurisdiction, the violation of such legal requirement or injunction that would occur if the Shares tendered pursuant to the Offer were accepted for payment pursuant to the Offer or if the Merger were completed would have a Parent Material Adverse Effect or Company Material Adverse Effect (as defined in Representations and Warranties below); or

    •
    any event (including any final and non-appealable determination by any governmental entity in the United States or in any Significant Jurisdiction with respect to any approval required in connection with the transactions contemplated by the Merger Agreement) shall have occurred such that any of the Offer Conditions that have not been waived shall become impossible to be satisfied on or prior to February 28, 2006;

  provided, however, that a party will not be permitted to terminate the Merger Agreement pursuant to the sub-bullets immediately above if the issuance of any such injunction or the occurrence of such event is attributable to the failure of such party (or any affiliate of such party) to comply with any of the covenants in the Merger Agreement required to be complied with by such party (or any affiliate of such party) at or prior to the Acceptance Time;

  •
  by Parent or the Company if the Offer (as it may have been extended) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time, without Purchaser having accepted for payment any Shares tendered pursuant to the Offer; provided, however, that a party will not be permitted to terminate the Merger Agreement pursuant to this provision if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer is attributable to the failure of such party (or any affiliate of such party) to comply with any of the covenants in the Merger Agreement required to be complied with by such party (or any affiliate of such party) at or prior to the Acceptance Time;

  •
  by Parent if:

  •
  the Company Board makes a Change in Recommendation, provided that Parent's right to terminate the Merger Agreement will expire ten business days after the date of such Change in Recommendation;

  •
  the Company Board takes any Specified Action, provided that Parent's right to terminate the Merger Agreement will expire ten business days after the date of such Specified Action;

  •
  the Company Board fails to recommend against acceptance of a publicly announced tender offer that constitutes an Alternative Acquisition Proposal (and that remains pending) within ten business days after the Company receives a written request from Parent to recommend against acceptance of such tender offer (provided that Parent has agreed not to make such a request on more than one occasion with respect to any particular tender offer where the offer price and other material terms of such tender offer remain unchanged); provided that, Parent's right to terminate the Merger Agreement on such basis will expire ten business days after the expiration of the applicable ten business day period;

  •
  the Company Board fails to recommend rejection of a publicly announced Alternative Acquisition Proposal (that remains pending) within 20 business days after the Company receives a written request from Parent to recommend rejection of such Alternative Acquisition Proposal (provided that Parent has agreed not to make such a request on more than one occasion with respect to any particular Alternative Acquisition Proposal where the price and other material terms of such Alternative Acquisition Proposal remain unchanged), provided that Parent's right to terminate the Merger Agreement on such basis will expire ten business days after the expiration of the applicable 20 business day period;

  •
  the Company Board fails to reconfirm the Company Board Recommendation within ten business days after the Company receives a written request from Parent to do so promptly following the public announcement by a Third Party of an Alternative Acquisition Proposal (provided that Parent has agreed not to make such a request on more than one occasion with respect to any particular Alternative Acquisition Proposal where the price and other material terms of such Alternative Acquisition Proposal remain unchanged); provided that Parent's right to terminate the Merger Agreement on such basis will expire ten business days after the expiration of the applicable ten business day period; or

    •
    the Company commits a willful and material breach of its nonsolicitation covenant set forth in the Merger Agreement; provided that Parent's right to terminate the Merger Agreement on such basis will expire ten business days after the date Parent first learns of or otherwise first becomes aware of such breach;

  •
  by Parent at any time prior to the Acceptance Time if (i) there is an Uncured Inaccuracy, as defined in the Merger Agreement, in any of the representations or warranties of the Company in the Merger Agreement such that the Offer Condition with respect to the accuracy of such representations and warranties would not be satisfied, (ii) Parent delivered to the Company written notice of such inaccuracy, and (iii) at least 25 days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy shall not have been cured in all material respects;

  •
  by the Company at any time prior to the Acceptance Time if (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Purchaser set forth in the Merger Agreement that adversely affects or could reasonably be expected to have an adverse effect on Parent's or Purchaser's ability to accept for payment Shares tendered pursuant to the Offer or complete the Merger, (ii) the Company delivered to Parent written notice of such Uncured Inaccuracy, and (iii) at least 25 days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy shall not have been cured in all material respects;

  •
  by Parent at any time prior to the Acceptance Time if (i) any covenant of the Company contained in the Merger Agreement has been breached such that the Offer Condition with respect to the Company's compliance with covenants would not be satisfied, (ii) Parent delivered to the Company written notice of the breach of such covenant, and (iii) at least 25 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects;

  •
  by the Company at any time prior to the Acceptance Time if (i) any covenant of Parent or Purchaser contained in the Merger Agreement has been breached in any material respect, (ii) the Company delivered to Parent written notice of the breach of such covenant, and (iii) at least 25 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; or

  •
  by the Company following the determination of the Company Board to accept, or enter into a definitive agreement with respect to, a Designated Superior Proposal; provided, however, that (i) prior to the Company's termination of the Merger Agreement pursuant to this provision, the Company did not violate its nonsolicitation covenant set forth in the Merger Agreement in any manner that has resulted in such Designated Superior Proposal; and (ii) concurrently with the Company's termination of the Merger Agreement pursuant to this provision, the Company has agreed to pay any applicable termination fee set forth below.

        Termination Fees.    The Company is obligated to pay or cause to be paid to Parent, in cash, a termination fee in the amount of $17,300,000 (the "Fee Amount") in the following circumstances:

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  If the Merger Agreement is validly terminated by Parent or the Company pursuant to the termination right regarding the expiration of the Offer as a result of the non-satisfaction of one or more Offer Conditions (or the Offer's termination or withdrawal) prior to the Acceptance Time, without Purchaser having accepted for payment any Shares tendered pursuant to the Offer, provided that the following conditions are also met:

  •
  neither Parent nor Purchaser shall have materially breached any of its representations, warranties or covenants under the Merger Agreement;

  •
  at or prior to the time of the termination of the Merger Agreement a Third Party shall have publicly disclosed an Alternative Acquisition Proposal (and such Alternative Acquisition

      Proposal shall not have been withdrawn prior to the time of the termination of the Merger Agreement);

    •
    immediately prior to the termination of the Merger Agreement (A) the number of Shares tendered pursuant to the Offer and not properly withdrawn shall not have satisfied the Minimum Condition, and (B) all Offer Conditions (other than the Minimum Condition) shall have been and shall continue to be satisfied; and

    •
    within one year after the date of termination of the Merger Agreement, (A) the Company enters into a definitive acquisition agreement with a Third Party providing for an Alternative Acquisition involving at least 50% of the stock or assets of the Company (which transaction is ultimately consummated) or (B) the Company consummates such an Alternative Acquisition with a Third Party.

  •
  If the Merger Agreement is validly terminated by Parent pursuant to the applicable termination right regarding (a) the withdrawal, amendment, modification or qualification of the Company Board Recommendation and certain other related actions or omissions taken by the Company Board relating thereto or with respect to competing transactions, including the Company Board's failure to recommend against a competing transaction upon the request of Parent or (b) the Company's willful, material breach of its nonsolicitation covenant set forth in the Merger Agreement, and neither Parent nor Purchaser shall have materially breached any of its representations, warranties or covenants under the Merger Agreement; or

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  If the Merger Agreement is validly terminated by the Company following the determination of the Company Board to accept, or enter into a definitive agreement with respect to, a Designated Superior Proposal in accordance with the terms of the Merger Agreement.

        Representations and Warranties.    In the Merger Agreement, the Company has made a number of representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization and subsidiaries, authority to enter into the Merger Agreement, no conflicts between the Merger Agreement and the Company's organizational documents, agreements or applicable law, the receipt of required consents, capitalization, filings with the SEC, financial statements, undisclosed liabilities, absence of certain changes or events, material contracts, litigation, tax matters, benefit plans, labor matters, compliance with applicable laws, environmental matters, real property, leased property, intellectual property, brokers' and finders' fees, receipt of the opinion of UBS, state takeover statutes, the required vote to adopt the Merger Agreement, transactions with affiliates and required filings.

        In addition, each of Parent and Purchaser has made representations and warranties to the Company with respect to, among other things, corporate organization, legal proceedings, authority to enter into the Merger Agreement, no conflicts between the Merger Agreement and Parent's and Purchaser's organizational documents and agreements or applicable law, the receipt of required consents, financing and non-ownership of Shares.

        Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, a "Company Material Adverse Effect" means an effect that, considered individually or considered collectively (without duplication) with other such effects, is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. The Merger Agreement provides that none of the following will be deemed either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been or would be, a Company Material Adverse Effect:

  •
  any adverse effect that results from general economic, business, financial or market conditions;

  •
  any adverse effect attributable to conditions affecting any of the industries or industry sectors in which the Company or any of its subsidiaries operates (except to the extent that the Company or its subsidiaries are adversely affected disproportionately relative to the other participants in such industries or industry sectors);

  •
  any adverse effect arising from or otherwise relating to fluctuations in the value of any currency;

  •
  any adverse effect arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event;

  •
  any adverse effect (including any loss of employees or any cancellation of or delay in customer orders) arising from or otherwise relating to the announcement or pendency of the Merger Agreement, the Offer or the Merger (including stockholder litigation in connection therewith);

  •
  any adverse effect arising from or otherwise relating to actions taken by the Company or any of its subsidiaries pursuant to the Company's obligations under the Merger Agreement or taken at the direction of Parent or Purchaser;

  •
  any adverse effect arising from or otherwise relating to changes in GAAP;

  •
  any adverse effect with respect to which a reserve has been established on the Company's April 2005 Balance Sheet (to the extent of the amount of such reserve);

  •
  any adverse effect that is of a type not requiring the establishment of a reserve on the Company's April 2005 Balance Sheet and that would reasonably be expected to arise from any matter described in or incorporated by reference in the Company Disclosure Schedule;

  •
  any adverse effect arising from or otherwise relating to any agreement to enter into, or the implementation of, an Agreed Arrangement;

  •
  any adverse effect arising from or otherwise relating to any modification to any of the CT Contracts that eliminates or limits any of the Company's exclusivity rights thereunder or any other event that has the effect of eliminating or limiting such rights;

  •
  any seasonal reduction in revenues or earnings that is of a magnitude consistent with prior periods; or

  •
  the failure of the Company to meet internal or analysts' expectations or projections (provided that shortfalls in financial results which result in such missed expectations or projections, and the underlying causes of any such shortfalls, may in each case, individually or when aggregated with other effects, qualify as a "Company Material Adverse Effect").

        The parties have agreed that any termination of the CT Contracts as a result of a breach by the Company will be deemed to have a Company Material Adverse Effect if such termination is reasonably likely to have a Company Material Adverse Effect (as defined above, without giving effect to certain exceptions therein).

        For purposes of the Merger Agreement and this Offer to Purchase, a "Parent Material Adverse Effect" means an effect that, considered individually or considered collectively (without duplication) with other such effects, is materially adverse to the business, condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole, subject to exceptions that are substantially similar to those set forth above under "Company Material Adverse Effect."

        Indemnification.    The Merger Agreement provides that, from and after the Acceptance Time, Parent will cause the Company and its subsidiaries, and the Surviving Corporation and its subsidiaries, to fulfill and honor in all respects the obligations of the Company and its subsidiaries pursuant to (i) each indemnification agreement disclosed to Parent under the Merger Agreement, and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement. In addition, the Merger Agreement provides that the certificate of incorporation and bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and bylaws on the date of the Merger Agreement, and, from and after the Acceptance Time, such provisions will not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party (as defined below).

        The Merger Agreement also provides that, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time:

  •
  The Company (and from and after the Effective Time, the Surviving Corporation) will, and Parent will cause the Company and the Surviving Corporation to, indemnify and hold harmless each Indemnified Party (in each case to the fullest extent provided or permitted by the terms of the certificate of incorporation and bylaws of the Company or the Surviving Corporation, to the fullest extent provided or permitted by the terms of the certificate of incorporation and bylaws or equivalent organizational documents of the subsidiaries of the Company and to the fullest extent provided or permitted by the terms of any indemnification agreements or arrangements with any such Indemnified Party) against and from any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (the foregoing, "Losses") in connection with any claim, legal proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, legal proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Party's capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Acceptance Time); and

  •
  Parent will indemnify and hold harmless each Indemnified Party against any Losses in connection with any claim, legal proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, legal proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any of the transactions contemplated by the Merger Agreement.

        If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, to the Surviving Corporation or to Parent, as applicable, a written notice asserting a claim for indemnification under the above provisions, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

        With respect to directors and officers' liability insurance, from the Acceptance Time through the third anniversary of the Effective Time, Parent is obligated to cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors' and officers' liability insurance coverage as set forth in the Company's current directors' and officers' liability insurance policy in effect as of the date of the Merger Agreement, but in no event will Parent be required to expend in any one year an amount in excess of 150% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount. In lieu of the foregoing, the Company is permitted to obtain a prepaid tail policy (the "Tail Policy") prior to the Acceptance Time, which policy provides Indemnified Parties with directors' and officers' liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time, provided that the aggregate premium for the Tail Policy will not exceed $1,300,000.

        Except as permitted by the foregoing, the Company is not permitted to purchase any directors' and officers' liability insurance, including any Tail Policy, on or after the date of the Merger Agreement without the written approval of Parent, except in connection with any expiration of the Company's current directors' and officers' liability insurance policy (it being understood that, notwithstanding anything to the contrary contained in the Merger Agreement, upon the expiration of the Company's current directors' and officers' liability insurance policy, the Company may replace such policy with a policy having substantially the same level and scope of coverage).

        The indemnification and insurance provisions described above survive the Acceptance Time and also survive completion of the Merger and the Effective Time. In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale by Parent or the Surviving Corporation of all or substantially all of its assets, the Merger Agreement provides that Parent and the Surviving Corporation will ensure that Parent, the Surviving Corporation and any acquiring corporation or successor Entity remains responsible for the obligations of Parent and the Surviving Corporation under such indemnification and insurance provisions.

        For purposes of the Merger Agreement, an "Indemnified Party" is any individual who is or was an officer or director of the Company at or at or at any time prior to the Acceptance Time.

        Notification.    Under the Merger Agreement, the Company and Parent are required to give prompt notice to the other party of the discovery of any material fact or circumstance that, or the discovery of the occurrence or non-occurrence of any material event the occurrence or non-occurrence of which, would cause (i) any material representation or warranty of such party contained in the Merger Agreement to be inaccurate in any material respect as of the time originally made, or (ii) any material failure of such party to comply with any material covenant required to be complied with by it under the Merger Agreement; provided, however, that no such notice will affect the representations or warranties of the Company or Parent, respectively, or the conditions to the performance by the Company or Parent of their respective obligations under the Merger Agreement. In addition, the Company and Parent are required to give prompt notice to the other party of the first party's discovery of any material fact or circumstance that would cause any material representation of such first party qualified by knowledge contained in the Merger Agreement to be inaccurate in any material respect as of the time originally made if such representation were to have been made without the knowledge qualifier as of the time originally made. Neither the failure of a party to deliver any such notice, nor any delay in the delivery of any such notice, will be considered in determining whether, as applicable, (i) the condition with respect to the Company's compliance with covenants has been satisfied or whether the applicable termination right is available to Parent or (ii) the applicable termination right with respect to Parent's compliance with covenants is available to the Company, unless such failure or delay was the result of a willful decision made by an executive officer of the failing party who had knowledge of the information required to be delivered to the other party and who had knowledge of the applicability of such notification requirement to such information.

        Stockholder Litigation.    Under the Merger Agreement, the Company is required to give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement, provided that (subject to the following sentence) the Company will control such defense and settlement, and in no event will Parent have the right or power to settle such litigation. The Company has agreed that it will not settle or make an offer to settle any litigation commenced against the Company or any of its directors by any stockholder of the Company relating to the Merger Agreement, this Offer, the Merger or any other transaction contemplated by the Merger Agreement or by the Transaction Support Agreements, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

        Access.    Under the Merger Agreement, upon reasonable notice, the Company is required to afford Parent's representatives reasonable access, during normal business hours throughout the period prior to the Acceptance Time, to the Company's books and records and information, its properties and facilities and its personnel (including finance staff and accountants) and, during such period, to furnish promptly to Parent such readily available information concerning the Company's business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would (a) violate any obligation of the Company with respect to confidentiality (excluding, for the avoidance of doubt, any confidentiality obligation of the Company pursuant to any confidentiality agreement entered into pursuant to the nonsolicitation provisions of the Merger Agreement in connection with any Alternative Acquisition Proposal), (b) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine or (c) violate any legal requirement. All information obtained by Parent and its Representatives pursuant to the access provisions of the Merger Agreement is treated as "Confidential Information" for purposes of the Confidentiality Agreement.

  Transaction Support Agreements.

        As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Charles Crocker, Asad Madni and John LaBoskey (each a "Covered Person" and, collectively, the "Covered Persons") entered into Transaction Support Agreements. The following is a summary of certain provisions of the Transaction Support Agreements by and among Parent, Purchaser and these individuals. This summary is not a complete description of the provisions of the Transaction Support Agreements and is qualified in its entirety by reference to the full text of the Transaction Support Agreements filed with the SEC as exhibits to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Transaction Support Agreements. The Transaction Support Agreements may be examined, and copies obtained, as discussed in Section 7 of this Offer to Purchase.

        Agreement to Tender.    Pursuant to each Transaction Support Agreement, each of the Covered Persons has agreed to tender into the Offer (i) within five business days following commencement of the Offer, all Shares beneficially owned by such Covered Person (the "Covered Shares"), other than any unvested restricted Shares held by such Covered Person and (ii) promptly following the exercise of any stock options or the lapsing of applicable restrictions on transfer of formerly restricted Shares, any Shares acquired by exercise of such options or any Shares of restricted Shares on which restrictions have lapsed, as applicable. Each Covered Person has also agreed not to withdraw any Shares so tendered unless (i) the Offer is terminated or has expired without Purchaser purchasing all tendered Shares or (ii) the applicable Transaction Support Agreement shall have terminated in accordance with its terms.

        Voting Agreement and Proxy.    Pursuant to each Transaction Support Agreement, each Covered Person has agreed to vote (or cause to be voted) all of the subject Shares which the Covered Person has the right to so vote in connection with any annual, special of other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, and in any action by written consent of the stockholders of the Company, in favor of the adoption of the Merger Agreement. In addition, each Covered Person has agreed to vote (or cause to be voted) all of the subject Shares which the Covered Person has the right to so vote in connection with any annual, special of other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, and in any action by written consent of the stockholders of the Company, against (i) any action that would result in a breach in any material respect of any representation and warranty or covenant of the Covered Person or the Company under such Transaction Support Agreement or the Merger Agreement, as applicable, (ii) any Alternative Acquisition Proposal and any other action that is intended, or that would reasonably be expected, to prevent or otherwise materially interfere with, materially delay or frustrate the consummation of the transactions contemplated by the Merger Agreement, (iii) any change in the composition of the Company Board, other than as contemplated by the Merger Agreement, and (iv) any amendment to the certificate of incorporation or by-laws of the Company, other than as contemplated by the Merger Agreement.

        Pursuant to the Transaction Support Agreements, each Covered Person has also irrevocably granted to, and appointed, Parent and any designee thereof and each of Parent's officers, as such Covered Person's attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all such Covered Person's Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or pursuant to any action by written consent, in accordance with the foregoing. Further, each Covered Person has revoked all other proxies and powers of attorney with respect to the subject Shares and has agreed not to (i) grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Covered Person's Shares to any person other than Parent or Purchaser or (ii) deposit the Covered Person's Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Covered Person's Shares.

        Profit Amount.    Under the Transaction Support Agreement entered into by Mr. Charles Crocker, the Chairman and CEO of the Company, Mr. Crocker has agreed with Parent and Purchaser that, in the event the Merger Agreement is terminated in specified circumstances, Mr. Crocker will pay to Parent the Profit Amount (as explained below) with respect to any sale or other disposition of Shares held by Mr. Crocker in his individual capacity taking place within the one year period following such termination of the Merger Agreement. The "Profit Amount" equals one half of any amount which Mr. Crocker (or any permitted transferee under the Transaction Support Agreement) realizes on any such disposition of Shares in excess of the aggregate consideration which Mr. Crocker (or such permitted transferee) would have received with respect to such Shares pursuant to the transactions contemplated by the Merger Agreement (including any amendment thereto). The foregoing obligation of Mr. Crocker arises if:

  •
  the Merger Agreement is terminated by either party because the Offer has expired as a result of the nonsatisfaction of a condition to the Offer without Purchaser having accepted for payment any Shares and, at such time of termination, an Alternative Acquisition Proposal was pending;

  •
  Parent terminates the Merger Agreement as a result of (a) the withdrawal, amendment, modification or qualification of the recommendation of the Offer by the Company Board or certain other related actions or omissions taken by the Company Board relating its recommendation of the Offer or with respect to a competing transaction, including the Company Board's failure to recommend against a competing transaction upon the request of Parent or (b) the Company's willful, material breach of its nonsolicitation covenant set forth in the Merger Agreement; or

  •
  the Company terminates the Merger Agreement following the determination of the Company Board to accept, or to enter into a definitive agreement with respect to, a Designated Superior Proposal.

        Restrictions on Transfer.    Under the Transaction Support Agreements, each Covered Person has agreed not to sell, sell short, transfer, pledge, encumber, assign or otherwise dispose of his Shares (or enter into a contract with respect to the foregoing), grant any proxies or enter into any voting agreement with respect to his Shares, deposit his Shares in any voting trust or knowingly take any action that would interfere with the performance of his obligations under the Transaction Support Agreement.

        Nonsolicitation.    Each Covered Person has also agreed not to solicit, initiate, knowingly facilitate or knowingly encourage the submission of any proposal that constitutes, or any inquiry or proposal that could reasonably be expected to lead to, any Alternative Acquisition Proposal with respect to the Company by any third party or engage in any negotiations concerning any Acquisition Proposal consistent with the obligations of the Company under the Merger Agreement. A Covered Person is permitted to engage in such activities if the Company Board (a) shall have made such determinations as may be required to be made under the Merger Agreement in order to permit the Company to take such action without violating the terms of the Merger Agreement, (b) shall have authorized the members of the Company's senior management team or other representatives of the Company to take such action on behalf of the Company and (c) shall not have made a formal determination to cause the Company to cease the taking of any such action.

        Stockholder Capacity.    Nothing contained in any Transaction Support Agreement limits or prohibits a Covered Person in his capacity as a director or executive officer of the Company from taking or omitting to take any action in such capacity that the Company Board or executive officers are permitted to take or omit to take, pursuant to and in accordance with the terms of the Merger Agreement, and no such action taken (or omitted to be taken) by such Covered Person in any such capacity shall be deemed to constitute a breach of or a default under any provision of the Merger Agreement.

        Termination.    The Transaction Support Agreements terminate upon the earliest of (i) the mutual written agreement of Parent and the respective Covered Person to terminate the Transaction Support Agreement, (ii) the Effective Time, or (iii) the termination of the Merger Agreement in accordance with its terms. Mr. Crocker is obligated to pay to Parent the Profit Amount (as explained above) with respect to any sale or other disposition of Shares held by Mr. Crocker in his individual capacity taking place within the one year period following termination of the Merger Agreement in certain special circumstances described above notwithstanding any termination of the Transaction Support Agreement for other purposes.

        Representations and Warranties.    In each Transaction Support Agreements, each Covered Person made representations and warranties to Parent and Purchaser, including representations and warranties relating to power and authority to enter into the Transaction Support Agreement, the absence of conflicts, and his title to the respective subject Shares. Parent and Purchaser made representations and warranties to each Covered Person relating to corporate power and authority to enter into the Transaction Support Agreements.

  Noncompetition Agreements.

        As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, each of the Covered Persons also entered into a Noncompetition Agreement (individually, a "Noncompetition Agreement" and, collectively, the "Noncompetition Agreements") with the Company and Parent. The following is a summary of certain provisions of the Noncompetition Agreements by and among Parent, the Company and these individuals. This summary is not a complete description of the provisions of the Noncompetition Agreements and is qualified in its entirety by reference to the full text of the Noncompetition Agreements filed with the SEC as exhibits to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Noncompetition Agreements. The Noncompetition Agreements may be examined, and copies obtained, as discussed in Section 7 of this Offer to Purchase.

        Noncompetition.    Under his Noncompetition Agreement, each Covered Person has agreed that, during the period commencing as of the Acceptance Time and ending on the second anniversary of the date on which the Acceptance Time occurs (the "Noncompetition Expiration Date"), he will not:

  •
  engage in Competitive Activities (as defined below);

  •
  become employed by or act as a consultant to, or serve as a director, officer or partner of, any a corporation or other entity that is directly engaged in Competitive Activities (a "Competing Entity"); or

  •
  own (directly or indirectly through affiliates or members of his immediate family holding securities on such Covered Person's behalf) outstanding voting equity securities of any Competing Entity.

        As used in each Noncompetition Agreement, "Competitive Activities" mean the design, development, engineering, sale and distribution of any product produced (or in active design or active development), sold or distributed by the Company and its subsidiaries as of the date of the Noncompetition Agreement for the specific business applications for which such products are being or have been designed, developed, produced, sold or distributed by the Company and its subsidiaries as of the date of the Noncompetition Agreement, or activities constituting direct competition with any the foregoing activities.

        Notwithstanding the restrictions set forth above, a Covered Person is permitted to own, as a passive investment, shares of capital stock or other equity interests of a corporation or other entity that is a Competing Entity if the shares or other equity interests in such corporation or other entity that are owned beneficially collectively represent less than five percent of the total number of shares of such corporation's outstanding capital stock or the total outstanding equity interests of such other entity, as the case may be.

        Nonsolicitation.    Each Covered Person has also agreed that, during the period commencing as of the Acceptance Time and ending on the date which is 30 months following the date on which the Acceptance Time occurs (the "Nonsolicitation Expiration Date"), he will not, without the written consent of the Company:

  •
  solicit the employment of any individual who is employed by the Company either (x) at the time of the first public announcement of the transactions contemplated by the Merger Agreement or (y) at any time following the first public announcement of the transactions contemplated by the Merger Agreement and prior to the termination of such Covered Person's employment with the Company (any such individual referred to in clause "(x)" or clause "(y)," a "Restricted Employee"); or

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  hire any Restricted Employee.

        Notwithstanding these restrictions, a Covered Person is permitted to:

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  hire any Restricted Employee at any time more than 180 days after the Company terminates the employment of such Restricted Employee with the Company;

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  place public advertisements or conduct any other form of general solicitation which is not specifically targeted at any Restricted Employee (provided that such Covered Person may only hire a Restricted Employee who responds to such advertisements or solicitation to the extent provided in the bullet immediately above); and

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  engage any recruiting firm or similar organization to identify or solicit individuals for employment, as long as such recruiting firm or organization is not instructed to target any Restricted Employee (and provided that such Covered Person may only hire a Restricted Employee identified or solicited by such recruiting firm or similar organization to the extent provided in the first bullet above).

        Non-interference with Business.    Pursuant to the terms of its respective Noncompetition Agreement, each Covered Person also has agreed that, during the period commencing as of the Acceptance Time and ending on the Noncompetition Expiration Date, such Covered Person will not:

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  induce or attempt to induce any supplier to or customer of the Company to terminate any of its material relationships with the Company; or

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  make any public statements or public comments of a defamatory or disparaging nature regarding the Company or its officers, directors, personnel or products.

  Confidentiality Agreement.

        In connection with Parent's evaluation of a possible acquisition of the Company, Parent and the Company entered into a confidentiality agreement on May 18, 2005 (the "Confidentiality Agreement"). The following is a summary of certain provisions of the Confidentiality Agreement. The summary is not a complete description of the provisions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement itself filed with the SEC as an exhibit to the Schedule TO and incorporated herein by reference. The Confidentiality Agreement may be examined, and copies obtained, as discussed in Section 7 of this Offer to Purchase.

        The Confidentiality Agreement contains provisions pursuant to which, among other matters, Parent agreed, subject to certain exceptions, not to (i) disclose or (ii) except for the specific purpose of evaluating a possible transaction, make use of, any non-public information, including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection relating to the Company furnished to Parent or its representatives, or any memorandum, summary, analysis, interpretation, report, document, record or similar material containing or reflecting such information prepared by or for Parent or its representatives ("Confidential Information"). Parent also agreed to keep confidential the fact that discussions that may take place between the parties. Upon the Company's request, Parent and its representatives agreed to promptly deliver to the Company or destroy any Confidential Information disclosed under the Confidentiality Agreement. The confidentiality provisions of the Confidentiality Agreement have a three year term and currently remain in effect.

        Pursuant to the Confidentiality Agreement, Parent also agreed that, for a period of eighteen months commencing on the date of the Confidentiality Agreement, subject to certain exceptions, Parent would not directly or indirectly through any of its representatives or affiliates acquire securities or assets of the Company, effect any tender offer, exchange offer, merger or similar business combination or conduct any solicitation of proxies with respect to any securities of the Company, or assist or encourage any other person in taking any of the foregoing actions, or otherwise seek to control or influence the management, Company Board or policies of the Company, in each case without the prior written invitation of the Company. In the event that the Company enters into a definitive agreement with a third party providing for the acquisition of at least 50% of the outstanding capital stock of the Company or all or substantially all of the assets of the Company, the Company agreed that the foregoing restrictions would be suspended until the termination of such definitive agreement.

        Pursuant to the Confidentiality Agreement, Parent also agreed that, for a period of eighteen months commencing on the date of the Confidentiality Agreement, neither Parent nor any of its representatives would solicit the employment of, or hire, employees of the Company whose gross salary exceeded $75,000, subject to certain exceptions.

11.   Plans for the Company; Other Matters.

  Plans for the Company.

        If it acquires control of the Company, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among others things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

        The Merger Agreement provides that the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Purchaser immediately prior to the Effective Time. Pursuant to the terms of the Merger Agreement, promptly upon the payment for any Shares by the Purchaser pursuant to the Offer, Parent currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least two Continuing Directors as described in more detail in "Introduction."

        Subject to the provisions of the Confidentiality Agreement, Parent or Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as Parent or Purchaser shall determine, which may be more or less than the price to be paid pursuant to the Offer. Parent and Purchaser also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

        Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, including following the Merger described in this Offer to Purchase, or any restructuring of the corporate organization of Parent's U.S. operations, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of a material amount of assets, involving the Company or its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

  Other Matters.

        Stockholder Approval.    Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt the Merger Agreement. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of the Merger Agreement by the Company's stockholders if required in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to adopt the Merger Agreement. Therefore, unless the Merger is completed pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of Shares. The Company has agreed to duly call, give notice of, convene and hold a special meeting of stockholders if necessary to adopt the Merger Agreement. The Merger Agreement provides that Parent will ensure that all Shares owned beneficially or of record by Parent, Purchaser or any of Parent's other affiliates will be voted in favor of the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other affiliates acquire in the aggregate at least a majority of the outstanding Shares (which would be the case if the Minimum Condition is satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer), they would have the ability to adopt the Merger Agreement without the affirmative votes of any other stockholders.

        Short-Form Merger.    Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer, any subsequent offering period or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer or any subsequent offering period, subject to the provisions of the Confidentiality Agreement, Parent and Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent currently intends to cause Purchaser to effect a short-form merger if permitted to do so under the DGCL.

        Appraisal Rights.    Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of their Shares. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

        THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. IF A STOCKHOLDER WITHDRAWS OR LOSES HIS RIGHT TO APPRAISAL, SUCH HOLDER'S SHARES WILL BE AUTOMATICALLY CONVERTED INTO, AND REPRESENT ONLY THE RIGHT TO RECEIVE, THE PRICE PER SHARE TO BE PAID IN THE MERGER, WITHOUT INTEREST.

        Rule 13e-3.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer, and in the Merger stockholders would receive the same price per share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders in such a transaction, be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

12.   Dividends and Distributions.

        As described above, the Merger Agreement provides that during the period from the date of the Merger Agreement through the time that the designees of Parent have been elected or designated as members, and shall constitute a majority, of the Company Board, the Company shall not, and shall not permit any of its subsidiaries to, without the written consent of Parent and except as required or permitted by the Merger Agreement, (i) split, combine or reclassify any shares of the Company's capital stock, (ii) declare, set aside or pay any dividend with respect to any shares of the Company's capital stock, except prior to the Acceptance Time for the regular quarterly cash dividend in the amount of $.01 per issued and outstanding Share, (iii) issue, sell, pledge, dispose of or encumber any additional shares of the Company's capital stock, or securities convertible or exchangeable for, or options or rights to acquire, any shares of its capital stock or (iv) redeem or otherwise acquire any shares of the Company's capital stock.

13.   Conditions to the Offer.

  General.

        Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) will not be obligated to pay for, any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, by the expiration of the Offer, as it may have been extended pursuant to the terms of the Merger Agreement:

          (1)   there shall have been validly tendered (and not properly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its Affiliates, represent a majority of the total number of Shares outstanding (determined on a fully diluted basis, including all outstanding stock options and restricted Shares) at the time of the expiration of the Offer;

          (2)   the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or otherwise been terminated;

          (3)   required final clearances under the competition laws of Germany and Austria applicable to the purchase of Shares pursuant to the Offer shall have been obtained;

          (4)   the Company shall have received confirmation from the DSS or a related governmental entity that an existing security clearance relating to a certain facility in Arkansas will remain in effect following the acquisition of Shares pursuant to the Offer without the imposition by the DSS of any Security Arrangement that is more burdensome than the most burdensome Agreed Arrangement;

          (5)   either (A) the period of time for any applicable review process by CFIUS under Exon-Florio shall have expired, and the President of the United States shall not have taken any action to prevent the purchase of Shares tendered pursuant to the Offer or the completion of the Merger, or (B) CFIUS or a related governmental entity shall have provided a written notice to the effect that review of the transactions contemplated by the Merger Agreement has been concluded, and that a determination has been made that there are no issues of national security sufficient to warrant investigation under Exon-Florio; and

          (6)   either (A) the waiting period under ITAR (as it may have been shortened by the U.S. Department of State or a related governmental entity) shall have expired or otherwise been terminated, or (B) the U.S. Department of State or a related governmental entity shall have provided a written notice to the effect that no further review of the transactions contemplated by the Merger Agreement under ITAR will occur.

        Furthermore, Purchaser will not be required to accept for payment, and (subject to the rules and regulations of the SEC) will not be obligated to pay for, any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, upon the expiration of the Offer, as it may have been extended pursuant to the terms of the Merger Agreement, and before acceptance of such Shares for payment, any of the following conditions exists and is continuing and has not resulted directly or indirectly from any breach by Parent or Purchaser of the Merger Agreement:

          (a)   there shall be material Uncured Inaccuracies in one or more of the representations and warranties of the Company that relate to (i) the outstanding shares of capital stock of the Company as of July 19, 2005, (ii) the number of shares underlying, and the exercise prices of, stock options granted by the Company as of the date of the Merger Agreement, (iii) any outstanding bonds, debentures, notes or other obligations providing the holders of which the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter submitted to such stockholders or to a separate class of holders of capital stock of the Company or any of its subsidiaries, (iv) the authority to enter into and the binding nature of the Merger Agreement, (v) the affirmative vote of the holders of a majority of the Shares necessary to adopt the Merger Agreement, (vi) required actions with respect to Section 203 of the DGCL and the Company Rights Agreement, (vii) the opinion of certain financial advisors or (viii) broker, finder or investment banker fees or commissions for services in connection with the transactions contemplated by the Merger Agreement;

          (b)   there shall be Uncured Inaccuracies in one or more of the representations and warranties of the Company set forth in the Merger Agreement, and such Uncured Inaccuracies, considered collectively (but without duplication) with any events described in clause (d) of this Section 13, shall have had, and shall continue to have, a Company Material Adverse Effect;

          (c)   the covenants of the Company contained in the Merger Agreement that are required to have been complied with by the Company prior to the Acceptance Time shall not have been complied with in all material respects;

          (d)   any event shall have occurred since the date of the Merger Agreement that, considered collectively (but without duplication) with any Uncured Inaccuracies described in clause (b) of this Section 13, shall have had, and shall continue to have, a Company Material Adverse Effect;

          (e)   there shall have been issued, since the date of the Merger Agreement, by any court of competent jurisdiction in the United States or in France, Germany, Austria or Italy (the "Significant Jurisdictions"), or by any governmental entity that is responsible for enforcing antitrust laws of any Significant Jurisdiction and is capable of issuing valid injunctions that would enforced by a court in such jurisdiction, an injunction that (i) prohibits the acceptance for payment of the Shares tendered pursuant to the Offer or prohibits the completion of the Merger, (ii) imposes material limitations on Parent's ability to exercise full rights of ownership of the Shares acquired by Parent or (iii) as a result of Parent's acquisition of Shares pursuant to the Offer, imposes material limitations (beyond those contemplated by the most burdensome Agreed Arrangement, as defined below) on the Company's or its subsidiaries' right to own or operate their material assets, and, with respect to any such injunction issued by any other court of competent jurisdiction since the date of the Merger Agreement, the violation of such injunction that would occur if the Shares tendered pursuant to the Offer were accepted for payment or if the Merger were completed would have a Company Material Adverse Effect or a Parent Material Adverse Effect;

          (f)    there shall be pending before any court of competent jurisdiction any legal proceeding commenced since the date of the Merger Agreement by a governmental entity of the United States, any state of the United States or any Significant Jurisdiction against the Company or Parent (i) seeking to prohibit the acceptance for payment of the Shares tendered pursuant to the Offer or to prohibit the completion of the Merger, (ii) seeking to impose material limitations on Parent's ability to exercise full rights of ownership of the Shares acquired by Parent, or (iii) that, as a result of Parent's acquisition of Shares pursuant to the Offer, would impose material limitations (beyond those contemplated by the most burdensome Agreed Arrangement) on the Company's or its subsidiaries' right to own or operate their material assets, and (in the case of each of clauses (i), (ii) and (iii) of this clause (f) of this Section 13) such legal proceeding is likely to result in a judgment adverse to the Company or Parent;

          (g)   there shall have been enacted by the United States, by any state of the United States or by any Significant Jurisdiction since the date of the Merger Agreement, and there shall remain in effect, any legal requirement of the United States, any state of the United States or any Significant Jurisdiction that (i) prohibits the acceptance for payment of the Shares tendered pursuant to the Offer or that prohibits the completion of the Merger, (ii) imposes material limitations on Parent's ability to exercise full rights of ownership of the Shares acquired by Parent, or (iii) as a result of Parent's acquisition of Shares pursuant to the Offer, would impose material limitations (beyond those contemplated by the most burdensome Agreed Arrangement) on the Company's or its subsidiaries' right to own or operate their material assets; or

          (h)   the Merger Agreement shall have been validly terminated in accordance with the provisions of the Merger Agreement.

        The foregoing conditions are for the benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The waiver of any condition to the Offer will not be deemed a waiver with respect to any other condition to the Offer.

  Certain Regulatory Obligations.

        As discussed in Section 10 of this Offer to Purchase, Parent and Purchaser have agreed that:

  •
  in connection with obtaining the Specified Governmental Clearances, Parent and Purchaser are obligated to agree to and to implement (and to permit the Company and its subsidiaries to agree to and to implement) any Agreed Arrangement, to the extent such Agreed Arrangement is imposed by any governmental entity in connection with or as a condition or prerequisite to granting any Specified Governmental Clearance; and

  •
  in order to satisfy any requirement imposed by any governmental entity other than the DoD or the DSS in connection with or as a condition or prerequisite to granting any consent, approval or clearance or otherwise, Parent and Purchaser are obligated to agree to and to take (and to permit the Company and its subsidiaries to agree to and to take) any other actions that impose limitations, burdens or restraints on the business, operations or assets of the Company or the Surviving Corporation if such limitations, burdens or restraints are not material to the Company and its subsidiaries or the Surviving Corporation and its subsidiaries taken as a whole.

        Except as described above, in no event are Parent or Purchaser obligated to implement any Security Arrangement or similar arrangement that would impose limitations on the ownership or operation by Parent or Purchaser of (i) all or a portion of its business or assets, or (ii) the shares of capital stock of Purchaser or the Surviving Corporation, for the purpose of consummating and effectuating the Offer or the Merger or causing the satisfaction of the conditions set forth above.

  CT Contracts.

        Continental Teves AG & Co. ("CT") accounted for 49% of the Company's net sales in the Company's fiscal year 2004. Because of the importance of CT as a customer to the Company, the parties have agreed that any termination of the CT Contracts as a result of a breach by the Company or its subsidiaries will be treated, for purposes of the conditions specified above, in a manner more favorably to Parent and Purchaser than other adverse events that may affect the Company prior to the Acceptance Time. Specifically, any such termination will be deemed to have a "Company Material Adverse Effect" if such termination is reasonably likely to have a "Company Material Adverse Effect." This "reasonably likely" standard is different than the standard that applies to other adverse events that may occur, which events are generally required to have already had a Company Material Adverse Effect in order for there to be a "Company Material Adverse Effect."

14.   Effect of the Offer on the Market for the Shares; NASDAQ Quotation; Exchange Act Registration; Margin Regulations.

  Market for the Shares.

        The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  NASDAQ Quotation.

        The Shares are listed on NASDAQ. After consummation of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to NASDAQ's published guidelines, NASDAQ may delist the Shares if, among other things: (i) the number of total stockholders falls below 400; (ii) the market value of publicly held Shares falls below $5,000,000; or (iii) the number of publicly held Shares (exclusive of Shares held by officers, directors, or beneficial owners of 10% or more) falls below 750,000. If as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. According to the Company, as of July 19, 2005, there were approximately 4,000 holders of record of the Shares and 14,978,324 Shares outstanding.

        If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through NASDAQ or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

  Exchange Act Registration.

        The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

  Margin Regulations.

        The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

        Purchaser currently intends to seek delisting of the Shares from NASDAQ and the termination of the registration of the Shares under the Exchange Act promptly after the consummation of the Offer, provided that the requirements for such delisting and termination are met. If NASDAQ listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from NASDAQ and the registration of the Shares under the Exchange Act will be terminated following the completion of the Merger.

15.   Certain Legal Matters; Regulatory Approvals.

  General.

        Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that would be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer or of any material approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required prior to the acquisition of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought. While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 13 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Anti-takeover Statutes.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        Parent and Purchaser do not believe that the anti-takeover laws and regulations of any state will by their terms apply to the Offer and the Merger, and neither Parent nor Purchaser has attempted to comply with any state anti-takeover statute or regulation. The Company represented and warranted to

Parent that the Company Board has taken the necessary action to render Section 203 of the DGCL, and any other potentially applicable anti-takeover or similar statute or regulation, inapplicable to the Merger Agreement and the transactions contemplated hereby. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti-takeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 13.

  U.S. Antitrust Laws.

        The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied.

        Parent filed its Notification and Report Form with respect to the Offer under the HSR Act on August 2, 2005, which would mean that the waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on August 17, 2005, the fifteenth day after the date Parent's form was filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 13.

        The FTC and the DOJ frequently scrutinize the legality of mergers and acquisitions under U.S. Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the U.S. Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under U.S. Antitrust Laws under certain circumstances.Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate U.S. Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 for a description of certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        As used in this Offer to Purchase, "U.S. Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Foreign Antitrust Laws.

        Germany.    It is a condition to Purchaser's obligation to accept for payment Shares tendered pursuant to the Offer that any final clearance required under the competition law of Germany shall have been obtained. Transactions subject to antitrust notification in Germany may not be put into effect until they have been approved by the national antitrust authority, the Federal Cartel Office. Transactions put into effect without a prior clearance are void under German law and the parties may be subject to fines. The Federal Cartel Office has one month from the receipt of notification to approve the proposed transaction or to indicate to the parties that the proposed transaction requires further review. In cases requiring further review, the Federal Cartel Office has three additional months to make a final decision. The Federal Cartel Office and the parties may agree to extend this deadline. The Federal Cartel Office examines transactions of which it has been notified and has the power to prohibit mergers or acquisitions that create or strengthen a dominant position, unless the parties can demonstrate that the merger or acquisition also will result in an improvement in market conditions that outweighs the disadvantages of market dominance. Parent made the necessary filing on July 28, 2005.

        Austria.    It is a condition to Purchaser's obligation to accept for payment Shares tendered pursuant to the Offer that any final clearance required under the competition law of Austria shall have been obtained. Filings have to be made with the Vienna Appellate Court as Cartel Court, which is the decision-making authority. The Court sends a copy of the notification to the so-called statutory parties, the Federal Cartel Authority and the Federal Cartel Prosecutor, who review the transaction in Phase I and may apply for an in-depth investigation (Phase II proceedings). The duration of the Phase I investigation ranges between six and seven weeks (consisting of the statutory 4-week review period for statutory parties plus time needed for administrative correspondence etc.), provided that there are no objections or requests for additional information by the official parties. The waiting period ends on the day the ruling is served on the notifying party. If, however, a request for an in-depth investigation (Phase II) is made by the statutory parties, the Cartel Court reviews whether the circumstances of the concentration require a prohibition. The Cartel Court has five months from the initial notification to investigate the merits and either prohibit the concentration or clear it (or declare that no concentration exists at all). Parent made the necessary filing on July 28, 2005.

        Other.    Parent and the Company conduct operations in a large number of other jurisdictions throughout the world, where other antitrust filings or approvals may be required or advisable in connection with the consummation of the Offer and the Merger.Parent, Purchaser and the Company currently intend to make filings or seek approvals in certain other jurisdictions; however, Parent and the Company do not expect such filings or approvals to materially delay the consummation of the transactions contemplated by the Merger Agreement. Parent and the Company believe that the transactions contemplated by the Merger Agreement should be approved without any conditions in all countries where approval is required. However, it cannot be ruled out that any foreign antitrust authority might seek to require remedial undertakings as a condition to its approval.

  Specified Governmental Clearances.

        DSS and DoD.    The Company's Maumelle, Arkansas location has a facility "secret" level security clearance issued by the DSS. The facility is currently working on a single classified subcontract. In order to maintain this clearance, following the acquisition of the Company by a foreign-owned company such as Parent, the DoD requires that certain security measures be taken to mitigate foreign ownership, control and influence. The parties to the Merger Agreement have notified DSS staff of this transaction and are working with them on an agreement covering such security measures. DSS review is on-going and there can be no assurance that the Company, Parent and Purchaser will be able to enter into an acceptable agreement allowing retention of the pre-merger security clearance. The Company also has a second facility "secret" level security clearance for its Concord, California location, which was recently granted. The Company is not currently working on any classified contracts at such location and has applied for an administrative termination of such clearance.

        CFIUS.    Pursuant to Exon-Florio, the Company, Parent and Purchaser have elected to notify the Committee on Foreign Investment in the United States, or "CFIUS", of the proposed acquisition of the Company under the Merger Agreement at least thirty days prior to the effective time of the Merger. Within thirty days of receiving the notification, CFIUS must conclude a preliminary review and determine whether a full investigation of the proposed transaction should be undertaken. Before the Offer can be consummated, unless Parent or Purchaser waives such condition, the thirty-day review period, during which a full investigation may be commenced, must have expired without an investigation being commenced or, if an investigation has been commenced, then (i) the applicable period under Exon-Florio during which the investigation must be completed must have expired, (ii) the period under Exon-Florio during which the transactions contemplated under the Merger Agreement may be suspended, prohibited or limited must have expired without any action being threatened, announced or taken by CFIUS or (iii) a decision not to take any action with respect to the transactions contemplated under the Merger Agreement must have been announced. There can be no assurance that CFIUS review will not result in an investigation and recommendation of actions or conditions adverse to the parties.

        ITAR.    International Traffic in Arms Regulations, or "ITAR", is a set of United States government regulations that authorizes the President of the United States to control the export and import of defense-related material and services. ITAR requires registration with the Department of State by any entity that engages in the United States in the business of either manufacturing or exporting defense articles, as defined in the regulations. Further, entities that anticipate a sale or transfer of ownership or control a foreign person must submit for review notification at least 60 days in advance of any intended sale or transfer to a foreign person. Failure to make the required notifications could lead to a denial of export privileges, ineligibility for government contracts, and civil and/or criminal sanctions. The Company, Parent and Purchaser have undertaken to comply with all ITAR requirements.

  Federal Reserve Board Regulations.

        Regulations T, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

  Pending Litigation.

  Litigation Related to the Offer and Merger.

        On July 29, 2005, an alleged stockholder of the Company commenced a stockholder class action in California Superior Court in San Francisco against the Company and the Company Board. The lawsuit is captioned Laborers' Local #231 Pension Fund v. BEI Technologies, Inc., et al., Case No. 05-443578 ("Local #231 Action"). The complaint alleges claims for breach of fiduciary duties in connection with the decision of the Company and the Company Board to enter into the Merger Agreement. More specifically, the complaint challenges the proposed acquisition of the Company on grounds that the price is inadequate, the acquisition is the result of a "flawed process" and that the directors are financially interested in the transaction and stand to receive benefits not shared by other stockholders. The plaintiff seeks, among other things, to enjoin the proposed acquisition of the Company by Parent and Purchaser.

        In the event that a majority of the Shares are tendered in the Offer, the Company and individual defendants (collectively, "Defendants") intend to rely upon the acceptance of the Offer in defense of the claims asserted in the litigation. Specifically, Defendants intend to argue, among other things, that such acceptance operates as a ratification and acceptance of the conduct challenged in the litigation, and a waiver by each holder of Shares of any and all claims that have been, or could have been, asserted in the Local #231 Action or any later-filed lawsuit seeking damages relating to the Merger Agreement or the transactions related thereto.

16.   Fees and Expenses.

        Parent has engaged Merrill Lynch to act as Dealer Manager in connection with the Offer, and an affiliate of Merrill Lynch has provided certain financial advisory services to Parent in connection with the acquisition of the Company. Parent has agreed to compensate Merrill Lynch. for its services as financial advisor, including in its role as Dealer Manager, and to reimburse Merrill Lynch for certain fees and expenses of legal counsel. Parent has agreed to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

        Parent and Purchaser have retained MacKenzie Partners, Inc. to serve as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Parent and Purchaser have also agreed to indemnify parties against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

        Except as discussed above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.   Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser and Parent have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in Section 7 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

Beacon Purchaser Corporation

August 3, 2005

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF PURCHASER AND PARENT

        1.    Directors and Executive Officers of Purchaser.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, the business address of each such person is 43-45, bd. Franklin Roosevelt B.P. 236 92504, Rueil Malmaison Cedex, France. Each director or officer of Purchaser has held his position within Purchaser since the entity was formed on July 14, 2005.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Pierre Bouchut	Member of the Board of Directors and President of Purchaser. Member of the Board of Directors and Chief Financial Officer of Parent since May 16, 2005. Mr. Bouchut served as CEO of Groupe Casino from May 29, 1998 to March 21, 2005. Mr. Bouchut is a citizen of the Republic of France.
Juan Pedro Salazar
Member of the Board of Directors and Vice President of Purchaser. Mr. Salazar has served as Senior Vice President, General Counsel of Parent since 1994. Mr. Salazar is a citizen of the Republic of France.
Howard Japlon
Member of the Board of Directors and Secretary of Purchaser. Mr. Japlon has served as Senior Vice President, General Counsel of the North American Operating Division of Parent and Senior Vice President, General Counsel and Secretary of Square D Company, a subsidiary of Parent, since January, 2004. Prior thereto, since March 2003, he was Deputy General Counsel and Assistant Secretary of Square D Company. Prior thereto, since 1994, he was Assistant General Counsel and Assistant Secretary of Square D Company. Mr. Japlon is a citizen of the United States of America. Mr. Japlon's business address is 1415 South Roselle Road, Palatine, IL 60067-7399.

        2.    Directors and Executive Officers of Parent.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the Republic of France and the business address of each such person is 43-45, bd. Franklin Roosevelt B.P. 236 92504, Rueil Malmaison Cedex, France.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Henri Lachmann	Member of the Board of Directors and Chairman and Chief Executive Officer of Parent since February, 1999. Mr. Lachmann is a citizen of the Republic of France.
Pierre Bouchut
Member of the Board of Directors and Chief Financial Officer of Parent since May 16, 2005. Member of the Board of Directors and President of Purchaser since July 2005. Mr. Bouchut served as CEO of Groupe Casino from May 29, 1998 to March 21, 2005. Mr. Bouchut is a citizen of the Republic of France.

Jean-Pascal Tricoire
Member of the Board of Directors and Chief Operating Officer of Parent since 2003. Prior thereto, since 2000, Mr. Tricoire served as Executive Vice President to the International Division of Parent. Mr. Tricoire is a citizen of the Republic of France.
Eric Pilaud
Member of the Board of Directors since 2002 and Executive Vice President—Strategic Deployment of Parent since October, 2003. From 2002 until the end of 2003, Mr. Pilaud headed the Strategy-Markets Division. Prior thereto, Mr. Pilaud served as Executive Vice President for the development of ebusiness of Parent. Mr. Pilaud is a citizen of the Republic of France.
Jean Francois Pilliard
Member of the Board of Directors of Parent since 2003. Mr. Pilliard has served as Executive Vice President—Human Resources and Communications of Parent since 2001. Mr. Pilliard is a citizen of the Republic of France.
Daniel Bouton
Member of the Board of Directors of Parent since December, 1995. Mr. Bouton has been Chairman and Chief Executive Officer of Société Générale since 1997. Mr. Bouton is a citizen of the Republic of France.
Willy R. Kissling
Member of the Board of Directors of Parent since December, 2001. Mr. Kissling served as the CEO of Unaxis from 1998 to 2002 and served as the Chairman of Unaxis Corporation from 1998 to 2005. Mr. Kissling is a citizen of Switzerland.
Chris C. Richardson
Member of the Board of Directors of Parent since May, 2004. Mr. Richardson served as CEO of Schneider North America from 1998 to 2004, when he retired. Mr. Richardson is a citizen of the United States of America.
Piero Sierra	Member of the Board of Directors of Parent. Mr. Sierra has served as a Special Advisor for the administration of Pirelli & C SPA international companies since 1997. Mr. Sierra is a citizen of Italy.
James Ross
Member of the Board of Directors of Parent since June, 1996. Mr. Ross served as President of National Grid from 1995 to 2002, and Vice President of National Grid Transco from 2002 to 2004. Mr. Ross is a citizen of Britain.
Gérard de La Martinière
Member of the Board of Directors of Parent since June, 1996. Mr. de La Martinière served as CEO (Finance, Control and Strategy) at AXA Financial from 2000 to 2003. Mr. de La Martinière has served as the Chairman of Fédération Francaise des Sociétés d'Assurances (F.F.S.A.) since 2003. Mr. de La Martinière is a citizen of the Republic of France.

Caisse des Dépôts Direct et Consignations, represented by Jérôme Execut Gallot
Member of the Board of Directors of Parent since May, 2005. Mr. Gallot was or of the Competition, Consumer Affairs and Anti-Fraud Division of the French Ministry of Economy and Finance from 1997 to 2003, and has been Senior ive Vice President of Caisse des Dépôts et Consignations since 2003. Mr. Gallot is a citizen of the Republic of France.
Alain Burq
Member of the Board of Directors of Parent since May, 2000. Mr. Burq has been an employee of Parent since 1982. Mr. Burq served as an advisor to the corporate services department from 2001 to 2002 and was appointed President of Ordosoftware, a subsidiary of Parent, in 2003. Currently Mr. Burq serves as an advisor for high added value services for energy and infrastructure. Mr. Burq is a citizen of the Republic of France.
René Barbier de La Serre	Member of the Board of Directors of Parent since June, 2002. Mr. de La Serre is otherwise retired. Mr. de La Serre is a citizen of the Republic of France.
Serge Weinberg
Member of the Board of Directors of Parent since May, 2005. Mr. Weinberg served as the Chairman of the Management Board of Pinault-Printemps-Redoute from 1995 to 2005. Mr. Weinberg is currently CEO of Weinberg Investissements where he has served since 2005. Mr. Weinberg is a citizen of the Republic of France.
Claude Bébéar
Non-voting Member of the Board of Directors and Censor of Parent since May, 2004 and a full voting director of Parent from December, 1986 to December, 2003. Mr. Bébéar has served as the President of AXA Financial's Advisory Board since 2000. Mr. Bébéar is a citizen of the Republic of France.
Noel Forgeard
Member of the Board of Directors of Parent since May, 2005. Mr. Forgeard joined the Airbus consortium in 1998 and was appointed President and CEO of Airbus in July, 2001. Currently Mr. Forgeard is co-CEO of the European Aeronautics Defense and Space Company. Mr. Forgeard is a citizen of the Republic of France.

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:

By Facsimile Transmission:
(718) 234-5001

To Confirm Facsimile Transmissions:
(877) 248 6417

        Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
 Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

Four World Financial
New York, New York 10080
Call Collect: (609) 274-1091

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT